CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL, AND THE REGISTRANT TREATS SUCH INFORMATION AS PRIVATE AND CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.30

STANDBY PREPAYMENT FACILITY AGREEMENT

THIS STANDBY PREPAYMENT FACILITY AGREEMENT dated as of June 5, 2025 (as may be amended, restated, supplemented, modified or replaced from time to time, this “Agreement”) between BUNKER HILL MINING CORP. (together with its successors and permitted assigns, “BH Borrower”), a corporation incorporated under the laws of Nevada, SILVER VALLEY METALS CORP. (together with its successors and permitted assigns, “SV Borrower”), a corporation incorporated under the laws of Idaho, TECK METALS LTD., a corporation existing under the federal laws of Canada (together with its successors and assigns, the “Lender”).

RECITALS:

A.	The Borrowers have requested the Lender make available an uncommitted demand revolving standby prepayment credit facility to finance, in part, operating and capital costs relating to the Mine, working capital and accrued and unpaid interest under the Monetary Metals Note during the Availability Period;

NOW THEREFORE in consideration of the foregoing premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged and agreed), the Borrowers and the Lender mutually agree as follows:

1.	STANDBY facility

The Lender has agreed to make available an uncommitted demand standby prepayment credit facility (as amended from time to time, the “SP Facility”) to the Borrowers, on a joint and several basis, in the maximum aggregate principal amount of TEN MILLION United States dollars (US$10,000,000.00) (the “Maximum Facility Amount”) in accordance with the terms and conditions set out in this Agreement. All capitalized terms not defined in the preamble, recitals or body of this Agreement are defined in Exhibit “A” appended to this Agreement.

2.	funding mechanics; interest

(a)	Availability. The SP Facility shall be made available by the Lender, on an uncommitted basis, to the Borrowers, on a joint and several basis, in Advances to be made from time to time during the Availability Period, provided that the aggregate outstanding principal amount of Advances made shall not at any given time exceed the Maximum Facility Amount. The SP Facility is a revolving credit facility and any amount repaid or prepaid, as the case may be, may be reborrowed. Each Advance shall be in a minimum amount of US$500,000.

(b)	Requesting Advances. The Borrowers shall provide no less than 20 Business Days prior written notice to the Lender of any requested Advance under the SP Facility by delivery to the Lender of an Advance Request. Concurrently with the delivery of an Advance Request by the Borrowers to the Lender, the Borrowers shall provide a copy of such Advance Request (inclusive of any budgets and other attachments thereto) to each of the Sprott Agent and the Note Purchaser.

(c)	Termination of SP Facility. The SP Facility is uncommitted and may be terminated in whole or in part at any time by the Lender, in its sole and unfettered discretion, upon written notice to the Borrowers.

(d)	Funding. Subject to the terms and conditions hereof, the Lender shall advance each Advance as directed by the Borrowers on the date requested for such Advance in the applicable Advance Request provided the conditions precedent in Section 11 are satisfied and fulfilled or are waived by the Lender (each such date, a “Funding Date”).

(e)	Use of Principal Amount. The proceeds of the SP Facility shall be used solely to finance (i) operating and other capital costs relating to the Mine as approved by the Lender, (ii) working capital of the Obligors, and (iii) payment of accrued and unpaid interest on the Monetary Metals Note, in each case, in accordance with the relevant budgets that are attached to the relevant Advance Request and which are approved by the Lender.

(f)	Interest Rate. Subject to Section 2(g), each Advance shall bear interest during the period from the applicable Funding Date of such Advance to June 30, 2027, at the rate of THIRTEEN AND ONE-HALF per cent (13.5%) per annum and from June 30, 2027 to the date of repayment in full, at the rate of FIFTEEN per cent (15.0%) per annum, calculated and capitalized quarterly in arrears in accordance with Section 2(g). Notwithstanding the foregoing, the interest rate set out in this Section 2(f) shall increase automatically concurrently with any increase to the interest rate in effect from time to time applicable to the Sprott PF Obligations and the Monetary Metals Loans such that the applicable interest rate on the Advances under the SP Facility shall not, at any time, be lower than the highest interest rate in effect from time to time applicable to the Sprott PF Obligations and the Monetary Metals Loan. Interest on the Principal Amount shall accrue from day to day in the same currency as principal, both before and after maturity, default or judgment, and shall be calculated based on the actual number of days elapsed and on the basis of a year of 360 days. To the extent not capitalized in accordance with Section 2(g) or otherwise paid by the Borrowers in cash, accrued interest on the Principal Amount of each Advance shall be payable on written demand by the Lender.

(g)	Capitalized Interest. Interest on the Principal Amount of each Advance shall be capitalized (that is, the Principal Amount of each Advance shall be increased by the amount of such accrued interest thereon, and such increased Principal Amount shall continue to accrue interest in accordance with Section 2(f)) on each Interest Payment Date and on the date on which the Borrowers repay the SP Facility in full (or such earlier date as such amounts may become due in accordance with the provisions hereof), calculated and compounded quarterly not in advance, computed from the Funding Date for such Advance or the last Interest Payment Date to the next Interest Payment Date or the date on which the Borrowers repay the SP Facility in full (or such earlier date), as applicable, on the basis of the actual number of days elapsed.

(h)	Default Interest. The Borrowers shall pay to the Lender interest on overdue amounts (including overdue interest), both before and after maturity, default or judgment, and on the Principal Amount upon the occurrence and during the continuance of an Event of Default, in each case, at the interest rate then applicable to Advances as set forth in Section 2(f) plus 3 per cent (3.0%) per annum, calculated daily and on the basis of the actual number of days elapsed, and a year of 360 days and compounded monthly, and payable upon demand by the Lender.

3.	mandatory repayment on demand

The Borrowers shall repay to the Lender the outstanding Principal Amount, together with all accrued and unpaid interest thereon and all other monies owing hereunder, immediately on DEMAND by the Lender, in its sole and unfettered discretion. Without limiting the foregoing, upon written demand by the Lender for repayment, on the Lender’s election (in its sole and unfettered discretion), to the extent any amounts remain owing and outstanding by the Lender to SV Borrower under any of the Offtake Agreements, including without limitation, amounts that are or will be payable by the Lender for any and all Concentrate actually delivered to the Lender which may or may not have become due (the “Outstanding Offtake Amounts”), the outstanding Principal Amount, together with all accrued and unpaid interest thereon and all other monies owing hereunder shall be set-off against any and all such Outstanding Offtake Amounts and, following such set-off, any remaining Principal Amount, together with all accrued and unpaid interest thereon and all other monies owing hereunder shall be payable by the Borrowers in cash.

4.	PREPAYMENT

(a)	Prior to written demand for repayment, to the extent that the Borrowers have positive CFADS during any given calendar month, the Borrowers shall prepay the outstanding Principal Amount (including all accrued and unpaid interest on such portion of the Principal Amount which have not yet been capitalized in accordance with Section 2(g) and all other amounts owing and due hereunder), in whole or in part, in cash on the last day of such calendar month.

(b)	Prior to written demand for repayment, if the Borrowers do not have positive CFADS during any given calendar month, the Lender may, in its sole and unfettered discretion, elect to set-off the outstanding Principal Amount (including all accrued and unpaid interest on such portion of the Principal Amount which have not yet been capitalized in accordance with Section 2(g) and all other amounts owing and due hereunder), in whole or in part, against any Outstanding Offtake Amounts payable by the Lender to SV Borrower under the Offtake Agreements.

(c)	The Borrowers shall prepay, in cash, the outstanding Principal Amount, together with all accrued and unpaid interest thereon which have not yet been capitalized in accordance with Section 2(g) and all other monies owing hereunder, immediately upon the occurrence of any Change of Control.

5.	PAYMENT GENERALLY

(a)	All amounts payable by the Borrowers or any Guarantor hereunder shall be paid to the Lender in United States Dollars, in immediately available funds by wire transfer at such account or financial institution as the Lender may from time to time notify the Borrowers. Any payments received after 2:00 p.m. (Vancouver time) will be considered for all purposes as having been made on the next following Business Day.

(b)	If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, together with interest that has accrued to the Business Day on which such payment was due.

(c)	The Lender will maintain in accordance with its usual practice one or more accounts evidencing the Principal Amount of the Advances owing by Borrower to the Lender hereunder. Such account(s) will be prima facie evidence of the obligations recorded therein, provided that any failure by the Lender to maintain any account or any error therein shall not affect the obligation of any of the Borrowers or Guarantor to repay the Obligations to the Lender in accordance with this Agreement.

6.	SPROTT royalty payments

(a)	Subject to Section 6(b), during such time that any Principal Amount, accrued interest or any other amounts remain outstanding under the SP Facility, the Obligors shall not be permitted to pay any Sprott Royalty under the Sprott Royalty Agreements that has or will become due and payable in respect of any fiscal quarter and any such Sprott Royalty that has or will become due and payable in respect of such fiscal quarter shall be deferred for a maximum of six months from the respective due date of such Sprott Royalty payment (each, a “Deferred Sprott Royalty Payment”).

(b)	Provided that all outstanding Advances and accrued interest under the SP Facility have been repaid in full in cash or, at the Lender’s election, by way of set-off in accordance with Section 4(a) and no amounts remain outstanding under the SP Facility, the Borrowers shall pay any previously Deferred Sprott Royalty Payment and any Sprott Royalty payment then due.

(c)	If the Borrowers do not have sufficient cash to repay all Deferred Sprott Royalty Payments pursuant to Section 6(b), then, without limiting or affecting the maximum six month payment deferral set out in Section 6(a) above, available cash shall be applied in the order of the Deferred Sprott Royalty Payment that has been outstanding the longest to the most recent Deferred Sprott Royalty Payment.

7.	JOINT AND SEVERAL LIABILITIES

(a)	Each of BH Borrower and SV Borrower hereby acknowledges, agrees and confirms that (i) it is a co-borrower hereunder and shall be jointly and severally, with the other Borrower, directly and primarily liable to the Lender for amounts owing hereunder regardless of which Borrower actually receives Advances or other extensions of credit hereunder or the amount of such Advances received or the manner in which the Lender accounts for such Advances or other extensions of credit on its books and records; and (ii) the Lender is relying on such joint and several liability of the Borrowers as co-borrowers in extending the Advances hereunder. Notwithstanding anything to the contrary contained in this Agreement, the Lender shall be entitled to rely upon any request, notice or other communication received by it from any Borrower on behalf of the other Borrower.

(b)	Until the Obligations have been performed and discharged in full, no Borrower shall (i) claim any set-off or counterclaim against any other Borrower; (ii) make or enforce any claim or right (including a right of subrogation or contribution) against any other Borrower to prove in competition with the Lender in the event of an Insolvency Event of any Borrower or in respect of any outstanding liability of any Borrower hereunder; or (iii) in competition with the Lender claim the benefit of any security or guarantee now or hereafter held by or on behalf of the Lender for any money or liabilities due or incurred by any Borrower to the Lender or any share therein.

8.	TAXES

(a)	Any and all payments by or on account of any obligation of the Borrowers or Guarantors hereunder or any other Credit Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if any Borrower or Guarantor shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 8), the Lender receive an amount equal to the sum they would have received had no such deduction or withholding been made, (ii) any Borrower or Guarantor, as applicable, shall make such deduction or withholding, and (iii) any Borrower or Guarantor, as applicable, shall pay to the relevant Governmental Authority in accordance with Applicable Law the full amount deducted or withheld.

(b)	Without limiting the provisions of Section 8(a), each Obligor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)	The Obligors shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Indemnified Taxes (including Other Taxes) by the Lender in respect of any Credit Document together with any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such loss, liability or cost delivered to an Obligor by the Lender shall be conclusive absent manifest error. If the Lender subsequently recovers all or part of the payment made under this Section 8(c) paid by an Obligor, it shall promptly repay an equal amount to such Obligor.

(d)	As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, such Obligor shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)	This Section 8 shall survive termination of this Agreement.

9.	INTEREST CALCULATIONS

(a)	Except as otherwise specifically provided herein, where in this Agreement a rate of interest is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation, whether 365 or 366, as the case may be, and dividing it by the number of days in the deemed year.

(b)	Notwithstanding anything in this Agreement to the contrary, in the event that any provision of this Agreement would oblige any Obligor to make any payment of interest or other amount payable to the Lender hereunder in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal or prohibited rate (as such terms are construed under the Criminal Code (Canada) or any other Applicable Law), notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of interest at a criminal or prohibited rate, such adjustment to be effected, to the extent necessary, firstly, by reducing the amount or rate of interest applicable pursuant to Section 2(f) of this Agreement; and thereafter, by reducing any fees, commissions, royalties and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada), as may be amended from time to time, or any other Applicable Law. Any amount or rate of interest referred to in this Agreement shall be determined in accordance with generally accepted actuarial practices and principles over the term hereof and, in the event of a dispute, a certificate of a fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

(c)	In determining whether or not the interest paid or payable under this Agreement exceeds the maximum amount permitted by Section 9(b), each Obligor and the Lender shall, to the maximum extent permitted under the Criminal Code (Canada) or any other Applicable Law, characterize any non-principal payments as an expense, fee or premium or other payment rather than as interest, as may be necessary to reduce the amount otherwise characterized as interest pursuant to such Applicable Law, exclude voluntary prepayments and the effects thereof and amortize, prorate, allocate and spread the total amount of interest rateably over the longer of the contemplated term or the actual duration that any Obligations remain outstanding.

10.	GUARANTEE

(a)	Each Guarantor hereby unconditionally and irrevocably guarantees to the Lender the due and punctual payment and performance of the Obligations and agrees on written demand of the Lender, following the occurrence of an Event of Default, to perform or discharge the Obligations which have not been fully performed or discharged at the times and in the manner provided for in this Agreement.

(b)	Without prejudice to the rights of the Lender against any Borrower, each Guarantor unconditionally and irrevocably agrees that, as between the Lender and itself, it will be liable as principal debtor in respect of the performance of the Obligations and not merely as surety and, accordingly, each Guarantor shall be fully liable forthwith on demand by the Lender, following the occurrence and during the continuance of an Event of Default, to perform or discharge the Obligations irrespective of the validity, effectiveness or enforceability of the Obligations against any Borrower or any other fact or circumstances which would or might otherwise constitute a legal or equitable discharge of or defence to a guarantor or surety.

(c)	As a separate and independent obligation, if any of the Obligations are not duly and punctually paid by the Borrowers and performed by any of the Guarantors under Section 10(a) for any reason whatsoever, each Guarantor unconditionally and irrevocably agrees to indemnify and save the Lender harmless from and against any losses which the Lender may suffer or incur from the failure of the Borrowers to duly perform such Obligations.

(d)	The Guarantee of the Obligations is a continuing guarantee and shall remain in effect until all of the Obligations existing or arising or which may arise under or by virtue of the Obligations shall have been paid, performed or discharged in full.

(e)	Each Guarantor waives any rights it may have as surety under any Applicable Law which may at any time be inconsistent with any of the provisions hereof or which it may have of first requiring the Lender to proceed against or claim performance or payment from any Borrower or any other Person.

(f)	The Lender, without notice to any Guarantor and without discharging, prejudicing or affecting the obligations of any Guarantor hereunder, may (i) grant time, indulgences, concessions, releases and discharges or any financial accommodation to any Borrower; (ii) take, hold, fail to take or hold, vary, deal with, realize, enforce, release or determine not to enforce, perfect or release any other guarantee, indemnity or security for all or any of the Obligations; or (iii) effect compositions from, and otherwise deal with, any Borrower and all other Persons as the Lender may see fit and generally may otherwise do or omit to do any act or thing which, but for this provision, might operate to discharge, prejudice or affect the obligations of any Guarantor hereunder.

(g)	Each Guarantor agrees that the liability of such Guarantor under this Guarantee is absolute and unconditional irrespective of:

(i)	the lack of validity or enforceability of any terms of any of the Credit Documents;

(ii)	any contest by any Borrower or any other Person as to the amount of the Obligations, the validity or enforceability of any terms of the Credit Documents or the perfection or priority of any Security;

(iii)	any defence, counter claim or right of set-off available to any Borrower;

(iv)	any release, compounding or other variance of the liability of any Borrower or any other Person liable in any manner under or in respect of the Obligations or the extinguishment of all or any part of the Obligations by operation of law;

(v)	any change in the time or times for, or place or manner or terms of payment or performance of the Obligations or any consent, waiver, renewal, alteration, extension, compromise, arrangement, concession, release, discharge or other indulgences which the Lender may grant to any Borrower or any other Person;

(vi)	any amendment or supplement to, or alteration or renewal of, or restatement, replacement, refinancing or modification or variation of (including any increase in the amounts available thereunder or the inclusion of an additional borrower thereunder), or other action or inaction under, the Credit Documents or any other related document or instrument, or the Obligations;

(vii)	any discontinuance, termination or other variation of any terms or conditions of any transaction with, any Borrower or any other Person;

(viii)	any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of any Borrower, any Guarantor or any reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of any Borrower, any Guarantor or their respective businesses;

(ix)	any dealings with the security which the Lender holds or may hold pursuant to the terms and conditions of the Credit Documents, including the taking, giving up or exchange of securities, their variation or realization, the accepting of compositions and the granting of releases and discharges;

(x)	any limitation of status or power, disability, incapacity or other circumstance relating to any Borrower, any Guarantor, or any other Person, including any Insolvency Event involving or affecting any Borrower, any Guarantor, or any other Person or any action taken with respect to this Guarantee by any trustee or receiver, or by any court, in any such proceeding, whether or not Guarantor shall have notice or knowledge of any of the foregoing;

(xi)	any impossibility, impracticability, frustration of purpose, force majeure or illegality of any Credit Document, or the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of (A) any Governmental Authority that amends, varies, reduces or otherwise affects, or purports to amend, vary, reduce or otherwise affect, any of the Obligations or the obligations of any Guarantor under this Guarantee, or (B) any court order that amends, varies, reduces or otherwise affects any of the Obligations;

(xii)	any taking or failure to take security, any loss of, or loss of value of, any security, or any invalidity, non-perfection or unenforceability of any security held by or on behalf of the Lender, or any of them, or any exercise or enforcement of, or failure to exercise or enforce, security, or irregularity or defect in the manner or procedure by which the Lender realizes on such security;

(xiii)	any application of any sums received to the Obligations, or any part thereof, and any change in such application; and

(xiv)	any other circumstances which might otherwise constitute a defence available to, or a discharge of, any Guarantor, any Borrower or any other Person in respect of the Obligations or this Guarantee.

(h)	Subject only to any demand expressly required pursuant to Sections 10(a) and (b), each Guarantor hereby waives notice of the acceptance of this Guarantee and of presentment, demand and protest and notices of non-payment and dishonour and any other demands and notices required by any Applicable Law.

(i)	From the date or dates upon which any demand is made against any Guarantor under this Section 10 until the Obligations have been performed and discharged in full, no Guarantor shall (i) claim any set-off or counterclaim against any Borrower; (ii) make or enforce any claim or right (including a right of subrogation or contribution) against any Borrower to prove in competition with the Lender in the event of an Insolvency Event of any Borrower or in respect of any outstanding liability of any Borrower hereunder; or (iii) in competition with the Lender claim the benefit of any security or guarantee now or hereafter held by or on behalf of the Lender for any money or liabilities due or incurred by any Borrower to the Lender or any share therein.

(j)	The Lender shall not be obligated before taking any steps to enforce this Guarantee (i) to take any steps or proceedings or other action whatsoever or obtain any judgment against any Borrower or any other Person in any court or tribunal, (ii) to make or file any claim in an Insolvency Event in respect of any Borrower or any other Person, (iii) to exercise any diligence against any Borrower, or (iv) resort to any other means of payment.

(k)	Nothing herein contained shall restrict or adversely affect or be construed to restrict or adversely affect any right which the Lender may have to set-off any Obligations owed by any Guarantor under this Guarantee to the Lender against any obligations owed by the Lender to any Guarantor, regardless of the place of payment or currency of such Obligations.

11.	CONDITIONS TO closing and fUNDING; security

(a)	As general and continuing collateral security for the due and punctual payment of the Principal Amount, interest and all other monies payable hereunder and due and punctual payment and performance of all other Obligations, each Obligor shall grant to the Lender a continuing and first-ranking security interest and charge over all of their property and assets (subject only to Permitted Liens) pursuant to the Security (including for greater certainty, the Security Documents). Without limiting the foregoing, if BH Borrower forms or otherwise acquires a wholly-owned Subsidiary following the Closing Date, it shall forthwith cause such Subsidiary to execute and deliver to the Lender a joinder to this Agreement whereby such Subsidiary shall become a Guarantor hereunder.

(b)	This Agreement will become effective upon the satisfaction or waiver in writing by the Lender, acting in its sole and unfettered discretion, of the following conditions precedent:

(i)	the Borrowers, the Sprott Agent, the Sprott Security Agent, the Note Purchaser, Minewater Finance LLC, Minewater LLC, MW HH LLC, and the Lender shall have concurrently entered into the Intercreditor Agreement, in form and content satisfactory to the Lender, acting reasonably, whereby, among other things, the Lender shall be granted priority over the Borrowers’ other creditors in respect of the Priority Collateral;

(ii)	the Obligors delivering, or causing to be delivered, to the Lender in each case, in form and substance satisfactory to the Lender, acting reasonably:

(A)	a security agreement granting in favour of the Lender a security interest over all present and after-acquired personal property;

(B)	evidence satisfactory to the Lender that UCC-1 financing statements have been filed with the appropriate Secretary of State of each jurisdiction where such filing may be necessary or desirable to perfect the Lender’s Liens created under the above security agreement;

(C)	favourable Idaho and Nevada legal opinions (and any other relevant legal jurisdiction), of the Obligors’ legal counsel addressed to the Lender relating to (A) the legal status of the Obligors, (B) the corporate power and authority of each Obligor to execute, deliver and perform this Agreement and any Security delivered concurrently with this Agreement, (C) the authorization, execution and delivery of this Agreement and any Security delivered concurrently with this Agreement, (D) enforceability of this Agreement and the validity of the security interests, mortgages and charges created under any Security delivered concurrently with this Agreement, and (E) the due registration or filing of any Security delivered concurrently with this Agreement;

(D)	a certificate of good standing or compliance (or equivalent) for each of the Obligors, issued by the relevant Governmental Authority and dated no earlier than 2 Business Days prior to the Closing Date;

(E)	a certificate of a senior officer of each Obligor dated as of the Closing Date as to (i) the constating documents of each Obligor, (ii) the resolutions of the board of directors of each Obligor authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein and therein; (iii) the names, positions and true signatures of the Persons authorized to sign this Agreement; and (iv) such other matters pertaining to the transactions contemplated hereby as the Lender may reasonably require; and

(F)	a title opinion in respect of the Property in form and substance satisfactory to the Lender.

(c)	The Obligation of the Lender to make the first Advance under the SP Facility is subject to the Obligors delivering, or causing to be delivered, to the Lender the following conditions precedent, in form and substance satisfactory to the Lender, acting reasonably:

(i)	to the extent not already delivered on the Closing Date, the Security along with evidence satisfactory to the Lender that all registrations and recordings have been filed with the appropriate office of each jurisdiction where such filing may be necessary or desirable to perfect the Lender’s Liens created under such Security;

(ii)	a certificate of a senior officer of each Obligor dated no earlier than two (2) Business Days prior to the date of initial Advance as to (i) the constating documents of each Obligor, (ii) the resolutions of the board of directors of each Obligor authorizing the execution, delivery and performance of the Security not already delivered on the Closing Date; (iii) the names, positions and true signatures of the Persons authorized to sign such Security; and (iv) such other matters pertaining to the transactions contemplated hereby as the Lender may reasonably require;

(iii)	a certificate of good standing or compliance (or equivalent) for each of the Obligors, issued by the relevant Governmental Authority and dated no earlier than two (2) Business Days prior to the date of initial Advance; and

(iv)	favourable Idaho and Nevada legal opinions (and any other relevant legal jurisdiction) of the Obligors’ legal counsel addressed to the Lender and otherwise in form and substance satisfactory to the Lender, relating to (A) the legal status of the Obligors, (B) the corporate power and authority of each Obligor to execute, deliver and perform the Security not already delivered on the Closing Day, (C) the authorization, execution and delivery of the Security not already delivered on the Closing Day, (D) enforceability of the Security not already delivered on the Closing Day, and (E) the due registration or filing of the Security not already delivered on the Closing Day;

(d)	The obligation of the Lender to make each Advance (including the first Advance hereunder) is subject to the following conditions precedent:

(i)	no Event of Default or Pending Event of Default shall have occurred and be continuing nor shall any Event of Default or Pending Event of Default occur immediately after giving effect to such Advance, and the Lender shall have received a certificate of a senior officer of the Borrowers certifying to such effect;

(ii)	the Borrowers shall have delivered to the Lender an officer’s certificate of a senior officer of the Borrowers certifying that no default, event of default or similar circumstance exists under any of the Sprott Project Finance Documents;

(iii)	the representations and warranties of the Obligors made in or pursuant to this Agreement and the other Credit Documents shall be true and correct on the date of such Advance (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), as if made on and as of the date of such Advance;

(iv)	the Lender shall have received timely notice as required under Section 2(b);

(v)	the Lender being satisfied, in its sole and unfettered discretion, that no other sources of financing are available to the Borrowers;

(vi)	if (A) the Advance is requested for the purposes of funding operating and other capital costs relating to the Mine or working capital of the Borrowers, the Borrowers shall provide the Lender with a budget setting out the costs, uses, and expenditure, in form and content satisfactory to the Lender; and (B) the Advance is requested for paying accrued interest under the Monetary Metals Note, the Borrowers shall provide the Lender with sufficient details and calculations relating to such accrued interest;

(vii)	the Lender shall have received a certificate of a senior officer of the Borrowers certifying to the Sprott Agent and the Lender, and the Lender shall be otherwise satisfied, (A) that the Borrowers’ internal forecasts indicate a cash shortfall in the next fiscal quarter of the Borrowers; and (B) a financial model that shows the cash funding shortfall, in form and content satisfactory to the Lender, evidencing such cash shortfall; and

(viii)	the Lender shall have received a certificate of a senior officer of the Borrowers certifying to the Lender that upon the full advance of the SP Facility (up to the Maximum Facility Amount), the Mine will reach 90% of nameplate capacity within a period of 12 months and the Borrowers will achieve positive CFADS within the next 12 months following such full advance.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Obligors’ Representations and Warranties

Each Obligor hereby represents and warrants to the Lender as of the date of this Agreement and as of each Funding Date (unless otherwise specified in Exhibit “C”) and so long as any Obligations remain outstanding, as set out in Exhibit “C” and acknowledges that the Lender is relying upon such representations and warranties in entering into this Agreement and agreeing to provide the SP Facility, which representations and warranties shall survive the execution and delivery of this Agreement.

12.2	Knowledge of Obligors

Where any representation or warranty contained in Exhibit “C” is expressly qualified by reference to the “knowledge” of Obligors, it shall be deemed to refer to the actual knowledge of Richard Williams, as Executive Chairman of BH Borrower, Sam Ash, as Chief Executive Officer of BH Borrower and President of SV Borrower, and Gerbrand van Heerden, as Chief Financial Officer of BH Borrower, and all information which ought to have been known by each of them after conducting a reasonable inquiry into the matters in question, whether or not any such inquiry was actually made.

12.3	Accredited Investor

The Lender hereby represents and warrants to the Obligors that the Lender is an accredited investor, within the meaning of National Instrument 45-106 – Prospectus Exemptions.

13.	COVENANTS

Each Obligor covenants and agrees with the Lender that, unless compliance has been waived in writing by the Lender and so long as any Obligations remain outstanding:

(a)	Punctual Payment of Obligations. Each Obligor will make payment of, and perform, all of its Obligations when due.

(b)	No Material Change in Conducting of Business. Each Obligor will carry out and perform all operations and activities in a commercially prudent manner and in accordance with all Applicable Laws, all applicable Authorizations and Other Rights and Good Practice Standards.

(c)	Compliance with Laws and Contracts. Each Obligor will obtain and maintain in force (or where appropriate, promptly renew) all Authorizations reasonably necessary for carrying out its business and operations generally, including those Authorizations required under each Credit Document, and at all times comply with all Applicable Laws and regulations relating to it and its business other than (except in the case of Anti-Bribery Laws and Anti-Money Laundering Laws) where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(d)	Maintenance of Accounting Methods and Financial Records. Each Obligor will maintain a system of accounting which is established and administered in accordance with US GAAP consistently applied, keep adequate records and books of account in which accurate and complete entries shall be made in accordance with such accounting principles reflecting all transactions required to be reflected by such accounting principles, keep accurate and complete records of any property owned by it.

(e)	Books; Records; Inspections; No Commingling of Products. Each Obligor will keep true, complete and accurate Books and Records of all of its operations and activities in a manner consistent with customary and prudent commercial practice. SV Borrower agrees to keep accurate records showing the amount of recovered Products produced by it from the Property. All Products produced from the Property shall be kept separate and distinct from minerals and/or mineral products produced by SV Borrower from properties other than the Property. The Lender shall have the right, upon reasonable advance written notice to the Obligors or either of them, no more than once per calendar year, to inspect and perform audits of all books, records, financial data, technical data, information and materials relevant to the production and stockpiling of Products, and/or ensuring compliance with the obligations, covenants, conditions and agreements contained herein; provided that such inspections shall not unreasonably interfere with the Obligors’ activities with respect to the Property. If any such audit or inspection reveals there has been a material breach of any obligation, covenant, condition or agreement contained herein, the Obligors shall reimburse the Lender for their costs incurred in such audit or inspection and the annual limitation on audit rights shall be suspended until a period of two years passes without any audit discrepancy or following the remedy of any such breach, as applicable.

(f)	Maintenance of Legal Existence. Each Obligor will preserve and maintain its corporate existence in good standing and remain a resident of the United States for tax purposes.

(g)	Notice to Lender of an Event of Default. Upon any Borrower becoming aware of the occurrence of either an Event of Default or Pending Event of Default, such Borrower will promptly deliver to the Lender a notice specifying the nature and date of occurrence of such Event of Default or Pending Event of Default, the Borrowers’ assessment of the duration and effect thereof and the action which the Borrowers propose to take with respect thereto.

(h)	Payment of Taxes/Claims. Each Obligor will timely file all Tax returns as and when required pursuant to Applicable Law and pay and discharge or cause to be paid and discharged, promptly when due, all Taxes imposed upon them or in respect of the Project or any of the Project Assets or upon the income or profits therefrom as well as all claims of any kind (including claims for labour, materials, supplies and rent) which, if unpaid, might become a Lien upon any of its property or assets (other than Taxes the amount, applicability or validity of which are being contested in good faith by appropriate proceedings diligently conducted), withhold and collect all Taxes required to be withheld and collected by them and remit such Taxes to the appropriate Governmental Authority at the time and in the manner required by Applicable Law, and pay and discharge immediately upon knowledge by an Obligor of the existence of any Lien unless such Lien is a Permitted Lien.

(i)	No Amalgamation, Merger, Wind-Up, Change in Control, Etc. None of the Obligors will consolidate, amalgamate with, or merge with or into, or transfer all or substantially all its assets to, or reorganize, reincorporate or reconstitute into or as another entity without the prior written consent of the Lender not to be unreasonably withheld.

(j)	Reporting. The Obligors shall deliver to the Lender (i) all information, reports, studies, documents, instruments and other deliveries set in Exhibit “F”, (ii) a copy of any title opinion in respect of the Property delivered to any of Sprott Agent, the Sprott Security Agent or Monetary Metals, and (iii) such other operational, exploration and financial information concerning the Obligors or the Project as the Lender shall reasonably request from time to time.

(k)	Further Assurances. Each Obligor will execute and deliver to the Lender all such documents, instruments and agreements and do all such other acts and things as may be reasonably required, in the opinion of the Lender, to carry out the purpose of the Credit Documents or any other document to which it is a party or to enable the Lender to exercise and enforce their rights under hereunder or thereunder.

(l)	Cash Balance. Each Obligor will maintain at all times a positive cash balance.

(m)	Indebtedness. The Obligors will not create, incur, assume or permit to exist any Funded Debt other than Permitted Indebtedness.

(n)	No Liens. The Obligors will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by the Obligors or any one of them except Permitted Liens.

(o)	No Dispositions. The Obligors will not Dispose of (whether in one or a series of transactions) any of the Property or any Project Assets, or enter into any agreement to do any of the foregoing, except for (i) the sale of inventory in the ordinary course of business, or (ii) the sale of equipment that is obsolete, surplus, worn out or no longer useful for the purposes of constructing and developing the Project. Without limiting the generality of the foregoing, BH Borrower shall not Dispose of any of the Equity Securities in the capital of SV Borrower.

(p)	No Investments. No Obligor will make (a) any direct or indirect investment in or purchase or other acquisition of Equity Securities of any other Person, (b) any loan or advance to, purchase of debt securities of, or arrangement for the purpose of providing credit to (excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms) any other Person, or (c) any capital contribution to (whether by means of a transfer of cash or other property or any payment for property or services for the account or use of) any other Person; except:

(i)	investments (including by subscription in Equity Securities of), loans, advances or capital contributions made by BH Borrower in or to SV Borrower or by either of them in any Guarantor; or

(ii)	with the prior written consent of the Lender not to be unreasonably withheld.

(q)	No Acquisitions. No Obligor will purchase or otherwise acquire regardless of how accomplished or effected, (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of equity interest in, such other Person so that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the property of any other Person, or (b) any division, business, operation or undertaking of any other Person or of all or substantially all of the property of any division, business, operation or undertaking of any other Person; in each case, except with the prior written consent of the Lender, such consent not to be unreasonably withheld.

(r)	No Distributions. During such time that any amounts are outstanding under the SP Facility, no Obligor will:

(i)	retire, redeem, retract, purchase or otherwise acquire any Equity Securities of such Obligor;

(ii)	declare or pay any dividend, return of capital or other distribution (in cash, securities or other property, or otherwise) of, on or in respect of, any Equity Securities of such Obligor;

(iii)	make any payment or distribution (in cash, securities or other property, or otherwise) on or in respect of, its Equity Securities;

(iv)	pay, redeem, repurchase or otherwise acquire any Funded Debt, including any payment on account of principal, interest, bonus, premium, make-whole or otherwise, including those under the Sprott Project Finance Documents and the Monetary Metals Note (unless otherwise permitted under the Intercreditor Agreement); or

(v)	pay any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or gratuity, to any Related Party of such Person or to any director or officer thereof, excluding, for greater certainty:

(vi)	employment compensation in the ordinary course of business;

(vii)	principal, interest and other amounts that may become payable under this Agreement;

(viii)	principal, interest and other amounts that may become payable under the Sprott Project Finance Documents as in effect on the date hereof that are due and payable on and after June 30, 2028, on the “Maturity Date” or upon an “Event of Default” or “Change of Control” (as each such capitalized and italicized term is defined in each applicable Sprott Project Finance Document);

(ix)	any interest under the Sprott Project Finance Documents payable through the issuance of Common Shares; and

(x)	principal, interest and other amounts that may become payable under the Note Purchase Agreement and the Note (as defined therein) as in effect on the date hereof that are due and payable on the “Loan Maturity Date” (as defined in the Note Purchase Agreement).

(s)	EPA Settlement. Each Obligor will comply in all respects with its obligations under the EPA Settlement Agreement and in all material respects with all other agreements, Authorizations and Other Rights necessary for the construction, development and operation of the Project as contemplated by the current development or mine plan.

(t)	Project Maintenance. Each Obligor will all times do or cause to be done all things necessary to maintain the Project in good standing, including paying or causing to be paid all Taxes owing in respect of the Project Assets, performing or causing to be performed all required assessment work thereon, paying or causing to be paid all maintenance fees and other amounts owing in respect of the Project Assets, paying or causing to be paid all rents and other payments in respect of leased properties forming a part thereof and otherwise maintaining the Property and other Project Assets in accordance with Applicable Laws.

(u)	Insurance.

(i)	The Obligors will cause to be maintained with reputable insurance companies, insurance with respect to the Project Assets and the operations of SV Borrower conducted on and in respect of the Mine against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar operations in similar locations, which shall include insurance on each shipment of Products from the Mine to the extent such insurance is available to the Obligors on reasonable commercial terms, until risk of loss for such shipment has been transferred to the applicable third party offtake or mineral processor.

(ii)	The Obligors shall, upon request of the Lender, furnish to the Lender a certificate setting forth the nature and extent of all insurance maintained by or on behalf of the Obligors in accordance with Section 13(u)(i). The Obligors shall, upon the request of the Lender, provide the Lender with copies of all insurance policies as in effect from time to time relating to the Project Assets.

(iii)	All of the insurance policies relating to the Project Assets and the operations conducted thereon (and all policies of reinsurance issued in connection therewith) shall specify the Lender as additional insured and as loss payee and contain such endorsements in favour of the Lender as the Lender shall reasonably require.

(iv)	The Obligors shall ensure that the Obligors do not at any time do or omit to do anything, or cause anything to be done or omitted to be done, whereby any insurance required to be effected hereunder would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part.

(v)	Hedging Transactions. The Obligors may enter into Hedging Contracts on an unsecured basis in the ordinary course of, and pursuant to the reasonable requirements of, its business, and not for speculative investment or on a margined basis.

(w)	Equity Raise. If, during any given fiscal quarter of BH Borrower, there is insufficient cash to, on a pro forma basis, repay the Advances under the SP Facility in cash and any Sprott Royalty payment that is due and payable (other than those Sprott Royalty payments which have or will become due and payable in that fiscal quarter and the immediately preceding fiscal quarter), BH Borrower shall forthwith enter into an equity financing for net proceeds sufficient to repay the SP Facility and all Sprott Royalty (including all Deferred Sprott Royalty Payments) in full.

(x)	Converting Interest. During such time that any amounts are outstanding under the SP Facility, BH Borrower shall (i) exercise its rights under the Sprott Convertible Debentures and the Sprott Loan Agreement to pay such accrued interest by way of issuance of Common Shares and not in cash and (ii) as soon as possible under applicable rules and procedures of the TSX-V or any other stock exchange on which the Common Shares are listed from time to time, apply to the TSX-V or such other stock exchange for approval to pay such accrued interest by way of issuance of Common Shares and not in cash, and use commercially reasonable efforts to obtain any such approval.

If an Obligor fails to perform any covenant or any other provision of any of the Credit Documents, the Lender (or any of them) may, in their discretion, perform any such covenant capable of being performed by them, and if any such covenant requires the payment of money the Lender may, in their discretion, make any such payments. All sums so expended by the Lender shall be reimbursed by the Borrowers, shall be payable on demand and, until paid, shall be added to, and be deemed to be included in the Obligations and shall bear interest at the same rate applicable to principal.

14.	DEFAULT

(a)	The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

(i)	Payment. If any Borrower fails to pay any Principal Amount when due hereunder or fails to pay interest or any other amount when due hereunder and, in the case of interest or such other amount, such failure remains outstanding and unremedied for two (2) Business Days;

(ii)	Representations and Warranties. If any representation or warranty made in any of the Credit Documents by any Obligor, or if any certificate or opinion furnished to the Lender (or any of them) pursuant to the provisions hereof proves to have been materially incorrect, incomplete or misleading as of the time made or repeated or deemed to be made or repeated and, if the circumstances giving rise to the incorrect, incomplete or misleading representation or warranty are capable of remediation (such that, thereafter the representation or warranty would be correct), such inaccuracy is not remedied within the Cure Period;

(iii)	Failure to Perform. Other than as otherwise specified in Section 14(a), if an Obligor defaults in the performance of any of its covenants or obligations under any of the Credit Documents and, if such default is capable of being remedied, such default is not remedied within the Cure Period;

(iv)	Cross Default. Any Obligor (i) unless payment is not permitted under the Intercreditor Agreement, fails to make any payment when such payment is due and payable to any Person in relation to any Indebtedness having a principal amount in excess of US$250,000 (including any Sprott Convertible Debenture or any other Sprott Project Finance Document, but not including any Deferred Sprott Royalty Payments deferred in accordance with this Agreement), and any applicable grace period in relation thereto has expired, or (ii) defaults in the observance or performance of any other agreement or condition in relation to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs or condition exists, the effect of which default or other condition, if not remedied within any applicable grace period, would be to cause, or to permit the holder of such Indebtedness to declare such Indebtedness to become due prior to its stated maturity date;

(v)	Material Permits and Condemnation. Any Governmental Authority directly or indirectly condemns, expropriates, nationalizes, seizes or appropriates any material portion of the Property or the Project Assets or any Required Authorization or Other Right necessary for the construction and operation of the Project that has been previously obtained by any Obligor is suspended, cancelled, revoked, forfeited, surrendered, refused renewal or terminated (whether in whole or in part) or otherwise is not, or ceases to be, in full force and effect at any time;

(vi)	Insolvency. If any Obligor fails to pay its debts generally as they fall due or suspends making payments on all or any class of its debts or announces an intention to do so or begins negotiations with one or more creditors with a view to rescheduling any of its indebtedness;

(vii)	Illegality. If it becomes unlawful for any Obligor to perform any of its obligations under any of the Credit Documents or any of its obligations under any Credit Document cease to be valid, binding or enforceable or any Obligor repudiates or contests, in whole or in part, any obligations under the Credit Documents;

(viii)	Bankruptcy or Similar Proceedings. Upon the occurrence of an Insolvency Event affecting any Obligor;

(ix)	Material Adverse Effect. If an event or series of events occur which has or with the passage of time or notice or both, would have a Material Adverse Effect;

(x)	Loss of Perfected Lien. If any of the Liens created under the Security Documents shall cease to be a valid and perfected first priority lien on any Collateral thereunder or any Project Assets intended to be Collateral thereunder and, with respect to the Priority Collateral, in priority to any of the Borrowers’ other creditors, subject only to Permitted Liens which rank by law in priority and the terms of the Intercreditor Agreement;

(xi)	Surety Indemnities. If any Obligor fails to make any payment as and when due and payable and owing to the Sureties or defaults in the observance or performance of any other agreement or condition in any Indemnity or any other agreement with a Surety;

(xii)	Judgment. If one or more final judgments or decrees for the payment of (A) in the case of any judgment or decree in respect of obligations or other arrangements with the Lender or any of its Affiliates (including funds managed by any of its Affiliates), any money, or (B) in any other case, money in excess of US$500,000 in the aggregate for all such cases or more than US$250,000 in any one year period, shall have been obtained or entered against an Obligor provided such judgments or decrees shall not have been and remain vacated, discharged or stayed pending appeal within the applicable appeal period; or

(xiii)	Authorizations. If any Authorization by a Governmental Authority necessary for the performance of any obligation of an Obligor under any Credit Document ceases to be in full force and effect.

(b)	Upon the occurrence of an Event of Default under Section 14(a)(viii), the Obligations shall automatically and immediately become due and payable and upon the occurrence and during the continuance of any other Event of Default, the Lender may, by notice given to the Borrowers, declare all or part of Obligations to be due and payable either on demand or to be immediately due and payable without demand, in each case, all without presentment, protest or further notice of any kind, all of which are hereby expressly waived by the Obligors.

(c)	Upon any such declaration or automatic acceleration pursuant to Section 14(b), the Lender may, in their discretion, exercise any right or recourse and proceed by any action, suit, remedy or proceeding against the Obligors authorized or permitted by law for the recovery of the Obligations including bringing an action or instituting proceedings for damages or specific performance.

(d)	Upon the occurrence and during the continuance of an Event of Default, the Lender may realize upon the Collateral and enforce the rights of the Lender under the Security.

(e)	The rights and remedies of the Lender hereunder and under the Security are cumulative and are in addition to and not in substitution for any other rights or remedies available at law or in equity or otherwise. No single or partial exercise by the Lender of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which the Lender may be entitled.

(f)	No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. Any waiver by the Lender of the strict compliance with any term any Credit Document will not be deemed to be a waiver of any subsequent Event of Default.

15.	DEFINITIONS AND INTERPRETATION

(a)	Definitions. For the purposes of this Agreement and Exhibit “C”, capitalized words and phrases shall have the meanings set forth in Exhibit “A” and the meanings given to defined terms in the preamble and the recitals to this Agreement.

(b)	Accounting Principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of the Credit Documents, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with US GAAP.

(c)	Terms Generally. Words importing the singular number include the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All forms of “include” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall have the same meaning and effect as “shall”. Unless the context requires otherwise (i) reference to any agreement or other document herein shall be construed as referring to such agreement or other document as from time to time amended (subject to any restrictions on such amendment set forth herein); (ii) reference to any Person shall be construed to include such Person’s successors and assigns; (iii) “herein”, “hereof” and “hereunder”, and similar words shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (iv) all references to sections, schedules and exhibits shall be construed to refer to sections of, schedules to and exhibits to this Agreement, and all such schedules and exhibits shall form part of this Agreement.

16.	NOTICE

Any notice or written communication given pursuant to or in connection with this Agreement shall be in writing and shall be given by delivering the same personally or by prepaid courier, prepaid registered mail, or email, addressed to the party to be notified at the following address of such party or at such other address of which such party has given notice to the other party hereto:

for an Obligor,

Bunker Hill Mining Corp.

300-1055 West Hastings Street

Vancouver, British Columbia, V6E 2E9

Attention:	Gerbrand van Heerden, CFO & Corporate Secretary
Email:	[***]

for the Lender, at the below address:

Teck Metals Ltd.

550 Burrard Street, Suite 3300

Vancouver, British Columbia V6C 0B3

Attention:	[***]
Email:	[***]

with a copy to:

Teck Metals Ltd.

550 Burrard Street, Suite 3300

Vancouver, British Columbia V6C 0B3

Attention:	[***]
Email:	[***]

Any such notice shall be conclusively deemed to have been given and received on the day of actual receipt by the addressee or, if given by prepaid registered or certified mail, on the fifth day following the mailing date (absent a general disruption in postal service). A party may change its address by notice given in accordance with this Section to the other parties.

17.	CONFIDENTIALITY

(a)	Subject to Section 17(b), neither the Lender nor the Obligors shall, without the express written consent of the other (which consent shall not be unreasonably withheld), disclose any non-public information in respect of the terms of the Credit Documents or otherwise received under or in conjunction with the Credit Documents, and none of the Lender and the Obligors shall issue any press releases concerning the terms of any Credit Document without the consent of the other after such parties having first reviewed the terms of such press release.

(b)	Notwithstanding the foregoing, the Lender and the Obligors may disclose non-public information in respect of the terms of the Credit Documents or otherwise received under or in conjunction with the Credit Documents in the following circumstances:

(i)	to

(A) its limited partners, investors, auditor, legal counsel, lenders, underwriters, investment bankers and technical consultants, and

(B) Persons with which it is considering or intends to enter into a transaction which would be permitted hereunder without the consent of the other party under this Agreement for which such non-public information would reasonably be relevant (and to advisors and representatives of any such Person), provided that such disclosure is made on a need to know basis and that such Persons are advised of the confidential nature of the non-public information, undertake to maintain the confidentiality of it and are strictly limited in their use of the non-public information to those purposes necessary for such Persons to perform the services for which they were, or are proposed to be, retained or to consider or effect the applicable transaction, or to monitor their investments in the case of limited partners or investors, as applicable;

(ii)	where disclosure is necessary to comply with Applicable Laws, court order or regulatory request, provided that (x) such disclosure is limited to only that non-public information so required to be disclosed, and (y) the party required to disclose such information shall promptly notify the other party in writing to permit the other party, at its own expense, to have an opportunity to contest or seek to obtain an injunction or protective order or other remedy restricting the disclosure of such non-public information and, where applicable, that the party required to disclose such information has taken commercially reasonable efforts to avail itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled;

(iii)	for the purposes of the preparation and conduct of any court proceeding commenced under Section 21(b);

(iv)	where disclosure is required under Applicable Laws in connection with any initial public offering or subsequent public offering of securities of any Obligor or of the Lender or any Affiliate thereof;

(v)	with the express written consent of the other party, such approval not to be unreasonably withheld, conditioned or delayed; and

(vi)	to its Affiliates and those of its and its Affiliates’ directors, officers, employees, advisors and representatives who need to have knowledge of the non-public information and each such Person to whom the non-public information is disclosed is directed to comply with these terms of confidentiality (or is bound by professional obligations to maintain confidentiality).

(c)	Each party shall ensure that its Affiliates who receive any non-public information pursuant to this Agreement and its and such Affiliates’ employees, directors, officers, advisors and representatives and those Persons listed in Section 17(b)(i) are made aware of this Section 17 and comply with the provisions of this Section 17. Each party shall be liable to the other party for any improper use or disclosure of such terms or information by such Persons.

(d)	For the purposes of this Section 17, the Obligors are one party and the Lender are the other party.

18.	EXPENSES

The Obligors will reimburse the Lender within thirty (30) days of the Lender providing a written invoice and supporting documentation in respect thereof, all of the Lender’ reasonable out-of-pocket costs and expenses incurred in respect of the negotiation, registration, enforcement of, or the preservation of rights under the Credit Documents, including the reasonable fees and expenses of legal counsel for the Lender in connection therewith.

19.	INDEMNIFICATION

Each Obligor hereby indemnifies the Lender, its affiliates and their respective directors, officers and employees, from and against, any claim, damage, loss, liability, judgment, suit, cost or expense of any kind (including reasonable fees and expenses of counsel), arising directly out of:

(a)	any breach by an Obligor of any representation, warranty or covenant contained herein; and

(b)	the enforcement by or on behalf of the Lender of any right or remedy hereunder.

20.	SUCCESSORS AND ASSIGNS, WAIVER AND ACKNOWLEDGEMENT

(a)	Neither Obligor may transfer, assign or convey any of its obligations under the Credit Documents to any Person without the prior written consent of the Lender. The Lender may transfer, assign or convey the Credit Documents or any of its rights or obligations thereunder, in whole or in part, without the consent of the Obligors or any other Person.

(b)	This Agreement shall be binding upon each Obligor and its successors and permitted assigns and shall enure to the benefit of each Lender and its successors and assigns. Any reference herein to the Lender shall include its successors and assigns as if specifically named.

21.	GOVERNING LAW AND JURISDICTION

(a)	This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(b)	Each Obligor agrees that any legal proceeding with respect to this Agreement or to enforce any judgment obtained against the Obligor may be brought by the Lender in the courts of the Province of British Columbia, the State of Idaho, the State of Nevada or in the courts of any jurisdiction where an Obligor may have assets or carries on business, and each Obligor hereby irrevocably submits to the non-exclusive jurisdiction of each such court and acknowledges its competence. Each Obligor agrees that a final judgment against it in any such legal proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment (a certified or exemplified copy of which judgment will be conclusive evidence of the fact and of the amount of the Obligations hereunder) or by such other means provided by law.

22.	SEVERABILITY OF PROVISIONS

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.

23.	ENTIRE AGREEMENT

The Credit Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements or understandings, written or oral, with respect thereto. This Agreement shall not be amended except by written agreement between the Lender and each Obligor.

24.	SURVIVAL

The provisions of Sections 6 (Taxes), 17 (Confidentiality), 18 (Expenses), 19 (Indemnification) and 21 (Governing Law and Jurisdiction), shall in each case survive any termination of this Agreement and the payment in full of the Obligations.

25.	JUDGMENT CURRENCY

(a)	If, for the purpose of obtaining or enforcing judgment against the Obligors in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 25 referred to as the “Judgment Currency”) an amount due in another currency (such other currency being hereinafter in this Section 25 referred to as the “Indebtedness Currency”) under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding:

(i)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 25(a)(ii) being hereinafter in this Section 25 referred to as the “Judgment Conversion Date”).

(b)	If, in the case of any proceeding in the court of any jurisdiction referred to in Section 25(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Obligors shall pay to the Lender such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)	Any amount due from the Obligors under the provisions of Section 25(b) shall be due to the Lender as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(d)	The term “rate of exchange” in this Section 25 means the spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada at approximately 4:30 p.m. (Toronto time) on the day prior to the day in question.

26.	CURRENCY CONVERSIONS

Except as otherwise provided in this Agreement, to the extent that it may be necessary to convert Canadian dollars to US dollars for the purpose of making any payment or calculation in this Agreement, such conversion shall be made at the Bank of Canada daily average rate quoted for the exchange of Canadian dollars into US dollars or vice versa, on the Business Day prior to the date the conversion is to take place.

27.	TIME

Time is and will be of the essence of each and every provision of this Agreement.

28.	COUNTERPARTS

This Agreement and any schedules, certificates or other writing delivered in connection herewith, may be executed in any number of counterparts and by facsimile or electronic means, with the same effect as if all parties had all signed the same document, and all such counterparts and adopting instruments will be construed together and will constitute one and the same instrument. The execution of this Agreement and any other writing by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

[Signature pages immediately follow]

IN WITNESS WHEREOF each Obligor and the Lender has executed this Agreement under the hands of its duly authorized officers in that behalf.

bunker hill mining corp.

Per:	/s/ Sam Ash
Name:	Sam Ash
Title:	President, Chief Executive Officer

SILVER VALLEY METALS corp.

Per:	/s/ Sam Ash
Name:	Sam Ash
Title:	President, Chief Executive Officer

TECK METALS LTD.

Per:	[***]
Name:	[***]
Title:	[***]

EXHIBIT “A”

DEFINITIONS

“Advance” means an advance by the Lender to any of the Borrowers under the SP Facility pursuant to Section 2(a).

“Advance Request” means a written notice from any Borrower to Agent requesting an Advance, substantially in the form attached as Exhibit “B”.

“Affiliate” means any person which, directly or indirectly, controls, is controlled by or is under common control with another person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of shares or by contract or otherwise, provided that, for the purposes of this Agreement, the Lender shall not be deemed an Affiliate of any Obligor.

“Agreement” means this standby prepayment facility agreement and all attached schedules, in each case, as the same may be amended, amended and restated, supplemented or modified from time to time.

“Anti-Bribery Laws” has the meaning ascribed thereto in Exhibit “C”.

“Anti-Money Laundering Laws” has the meaning ascribed thereto in Exhibit “C”.

“Applicable Law” means any federal, provincial, state, local or municipal statute, law (including the common law), ordinance, rule having the force of law, regulation, by-law (zoning or otherwise) or order of any Governmental Authority or rule of any stock exchange or securities commission, applicable to a Person or any of its properties, assets, business or operations.

“Applicable Securities Legislation” means all applicable securities laws of each of the jurisdictions in which BH Borrower is a “reporting issuer” and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities in any of such jurisdictions.

“Authorization” means any consent, registration, filing, agreement, certificate, license, approval, permit, authority or exemption from, by or with any Governmental Authority and all corporate, creditors’ and shareholders’ approvals or consents.

“Availability Period” means the period beginning on the date that the conditions precedent set out in Section 11 have been satisfied in full or otherwise waived by the Lender and ending on earliest of (i) June 30, 2028, (ii) Completion of Ramp Up, and (iii) termination of the SP Facility by the Lender, in its sole and unfettered discretion.

“Books and Records” means all records (whether or not recorded on computer or computer related media) in the possession or control of an Obligor relating in whole or in part to the business of an Obligor, including any business, financial, accounting or Tax records.

“Borrowers” means, collectively, BH Borrower and SV Borrower, and “Borrower” means any one of them as the context requires.

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“Business Day” means any day, other than a Saturday, a Sunday, a statutory holiday or any day on which major banks are closed for business in Kellogg, Idaho, Vancouver, British Columbia, or Toronto, Ontario.

“CFADS” means an amount equal to (i) projected revenue (based on consensus metal pricing) reasonably expected to be generated from the sale of production from the Mine during such term, less (ii) the aggregate amount of all deliveries, payments and other obligations of each Obligor under any stream, royalty, or similar transaction with respect to production from the Mine including JV Borrower’s obligations under any Sprott Royalty Agreements, less (iii) all operating expenditures of the Obligors, less (iv) all sustaining capital expenditure of the Obligors, less (v) cash Taxes of the Obligors, less (vi) all cash reclamation expenses of the Obligors, all calculated on a consolidated basis and based on reasonable assumptions to be agreed to.

“Change of Control” means the consummation of any transaction, including any consolidation, arrangement, amalgamation or merger or any issue, transfer, assignment, conveyance, disposition or acquisition of voting shares, the result of which is that (i) any Person or group of Persons acting jointly or in concert for purposes of such transaction (A) becomes the beneficial owner, directly or indirectly, of 50% or more of the voting shares of BH Borrower, measured by voting power rather than number of shares; or (B) acquires Control of BH Borrower; or (ii) BH Borrower ceases to hold 100% of the voting and economic interests in SV Borrower.

“Claim” means any act, omission or state of facts and any complaint, litigation, demand, action, suit, proceeding, claim, assessment, judgement or settlement or compromise relating thereto.

“Closing Date” means June 5, 2025.

“Collateral” means all property and assets (whether real, personal or other and including Equity Securities) of the Obligors in which charges, mortgages or security interests are granted or purported to be granted pursuant to the Security.

“Common Shares” means the common shares in the capital of the BH Borrower.

“Completion of Ramp Up” means the earlier of (i) the date on which the Mine achieves 90% of name plate capacity and (ii) the last day of the fiscal quarter during which the Borrowers have had positive CFADS for the entirety of that fiscal quarter, in each case, as determined by the Lender, acting reasonably.

“Concentrate” has the meaning ascribed to it in each of the Offtake Agreements.

“Control” means the right, directly or indirectly, to direct or cause the direction of the management of the business or affairs of a Person, whether by ownership of securities, by contract or otherwise; and “Controls”, “Controlling”, “Controlled by” and “under common Control with” have corresponding meanings.

“Credit Documents” means collectively, this Agreement, the Guarantee, the Security and any documents entered into from time to time in respect of any of the foregoing and “Credit Document” means each of them.

“Cure Period” means a period of 15 Business Days following the earlier of (i) delivery by the Lender to the Obligors of written notice of a breach or default, and (ii) an Obligor becoming aware of such breach or default.

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“Debtor Relief Laws” shall mean Title 11 of the United States Code entitled “Bankruptcy”, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), and all other liquidation, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, judicial management or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect including any proceeding under corporate law or other law of any jurisdiction whereby a corporation seeks a stay or a compromise of the claims of its creditors against it, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction.

“Disclosure Letter” means the letter of disclosure (including the schedules thereto) dated as of the date hereof, executed by the Obligors and delivered to the Lender concurrently with this Agreement.

“Disposition” means, with respect to any asset (including any Property) of any Person, any direct or indirect sale, lease (where such Person is the lessor), assignment, cession, transfer, exchange, conveyance, release or gift of such asset, including by means of a sale and leaseback transaction, or any reorganization, consolidation, amalgamation or merger of such Person pursuant to which such asset becomes the property of any other Person; and “Dispose” and “Disposed” have meanings correlative thereto.

“EPA” has the meaning attributed thereto in Section 2(e).

“EPA Settlement Agreement” means the Consent Decree between the United States of America and Placer Mining Company, Inc., filed with the United States District Court District of Idaho on March 3, 2018 and approved on June 19, 2018 and the Settlement Agreement And Order On Consent For Response Action By Bunker Hill Mining Corp. between the EPA and Bunker Hill Mining Corp, dated as effective May 15, 2018 (EPA Region 10 CERCLA Docket No. 10-2017-0123), as amended by the First Amendment To The Settlement Agreement And Order On Consent For Response Action By Bunker Hill Mining Corp. between the EPA and Bunker Hill Mining Corp, dated as effective December 19, 2021, and any other amendments thereto.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Event of Default” has the meaning ascribed thereto in Section 14.

“EXIM Term Loan” has the meaning ascribed thereto in paragraph (vii)(III) of the definition of Permitted Indebtedness;

“Excluded Taxes” means, with respect to the Lender, income or franchise Taxes imposed on (or measured by) its taxable income or capital Taxes imposed on (or measured by) its taxable capital, in each case by Canada, or by the jurisdiction under the Applicable Law of which such recipient is organized or in which its principal lending office is located.

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“Funded Debt” means:

(i)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, bills or other similar instruments;

(ii)	all obligations, contingent or otherwise, relative to the face amount of all letters of credit or letters of guarantee, whether or not drawn, and banker’s acceptances issued for such Person’s account;

(iii)	all obligations of such Person under any lease that is required to be classified and accounted for as a capital or finance lease for financial accounting purposes or under any synthetic lease, tax retention, operating lease or other lease that, in each case, has substantially the same economic effect as a conditional sale, title retention agreement or similar arrangement;

(iv)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business);

(v)	all indebtedness of another Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property owned by such Person, even if such Person has not assumed or become liable for the payment of such obligations or such obligations are limited in recourse;

(vi)	all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(vii)	all guarantees, indemnities and other obligations (contingent or otherwise) of such Person in respect of Indebtedness of another Person; and

(viii)	the net amount of all obligations of such Person (determined on a mark-to-market basis) under any Hedging Contracts.

“Funding Date” has the meaning ascribed thereto in Section 2(d).

“Good Practice Standards” means, in relation to mining (including all relevant disciplines pertaining thereto, such as metallurgy, processing, engineering, environmental and governance matters, relations with community and indigenous peoples and other social matters), those policies, practices, methods and acts engaged in or approved by a Person which, in the conduct of its undertaking, exercises that degree of safe and efficient practice, diligence, prudence, and foresight reasonably and ordinarily exercised and most commonly accepted by reputable, skilled and experienced operators engaged in the mining industry in the United States.

“Governmental Authority” means any government whether federal, provincial, state or municipal and any governmental agency, governmental authority, governmental tribunal, court, governmental commission (including a securities commission) of any kind whatsoever, any subdivision, agency, commission, board or authority of any of the foregoing or any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the amount of any of the foregoing or any stock exchange or securities commission, having jurisdiction.

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“Guarantee” means the guarantee by any Guarantor as set out in Section 10.

“Guarantor” means any Person who becomes, following the Closing Date, a wholly-owned Subsidiary of BH Borrower, other than SV Borrower.

“Hedging Contracts” means any agreement relating to a transaction of a type commonly considered to be a derivative or hedging transaction or any combination of such transactions, in each case, whether relating to one or more commodities, currencies, interest, securities or other matters, including commodity futures trading, forward sale and/or purchase contracts, spot-deferred contracts, option contracts or trading, metals trading, precious metal loans, fixed price offtake agreements or other exchange, swap, forward, cap, collar, floor, option or other hedging or similar agreement or any combination thereof, or any other similar transactions.

“Hedging Obligations” means all liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by an Obligor under, in connection with or pursuant to any and all Hedging Contracts.

“Indebtedness” means, with respect to each Obligor, all and any indebtedness of such Obligor, whether absolute or contingent.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnities” means, collectively, the indemnity agreements made by the Obligors in favour of the Sureties in respect of the surety or performance bonds to be provided to the EPA and referred to in paragraph (v) of the definition of Permitted Indebtedness, and “Indemnity” means any one of them.

“Insolvency Event” means, in respect of any Person, any one or more of the following events or circumstances whereby such Person (i) becomes insolvent or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due; (ii) admits in writing its inability to pay its debts generally or declares any general moratorium on its indebtedness or proposes a compromise or arrangement between it and any class of its creditors or makes a general assignment for the benefit of creditors; (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it as bankrupt or insolvent, (y) liquidation, dissolution, winding-up, administration, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any Debtor Relief Law, or (z) the entry of an order for relief or the appointment of or the taking of possession by, a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for the Person or any substantial part of its respective property and, in the case of any such proceeding instituted against it (but not instituted by it) either such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof, such Person fails to diligently and actively oppose such proceeding, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its properties and assets) occurs, or such Person files an answer admitting the material allegations of a petition or motion filed against it in any such proceeding; (iv) takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in the foregoing paragraphs (i) through (iii) or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.; or (v) such Person’s working capital is negative in its most recent annual financial statements and quarterly financial statements, where working capital is the current assets less the current liabilities (both as defined by US GAAP).

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“Intercreditor Agreement” means the amended and restated intercreditor and subordination agreement dated on or about the date hereof among the Borrowers, the Sprott Agent, the Sprott Security Agent, the Note Purchaser, the Minewater Finance LLC, Minewater LLC, MW HH, LLC, and the Lender, as may be further amended, restated, supplemented, modified, varied, or replaced from time to time.

“Interest Payment Date” means March 31, June 30, September 30, and December 31 of each calendar year.

“Legal Proceedings” means any action, suit, proceeding, demand, assessment, judgment, litigation, hearing, Claim, grievance, arbitration or administrative proceeding or other proceeding or dispute resolution process and includes any appeal, settlement or compromise relating then or review and any application for same.

“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothec (whether movable or immovable), hypothecation, encumbrance, charge, security interest, adverse claim, defect to title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) any purchase option, call or similar right of a third party with respect to such asset, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.

“Material Adverse Effect” means any event, occurrence, change or effect that, when taken individually or together with all other events, occurrences, changes or effects:

(i)	materially limits, restricts or impairs, or is reasonably likely to materially limit, restrict or impair (A) the condition, financial or otherwise, earnings, operations, assets, business affairs or business prospects of an Obligor; (B) the ability of an Obligor to perform its payment or other obligations under the Credit Documents; (C) the development or operation of the Project substantially in accordance with the mine or development plan then in effect immediately prior to the occurrence of such event, occurrence, change or effect, (D) the legality, validity or enforceability of the Credit Documents, or the rights and remedies available to the Lender hereunder and thereunder; or

(ii)	causes or is reasonably likely to cause any significant decrease to expected silver, lead or zinc production from the Property based on the mine or development plan then in effect immediately prior to the occurrence of such event, occurrence, change or effect;

provided that (x) changes to commodity prices and (y) events, occurrences, changes or effects affecting operators of mining and processing facilities in the US similar to those related to the Project generally, which do not have a disproportionate effect on the Obligors, shall not be a Material Adverse Effect or be taken into account in determining whether there has been or will be a Material Adverse Effect.

“Maximum Facility Amount” has the meaning ascribed thereto in Section 1.

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“Monetary Metals Note” means the secured promissory note dated as of August 8, 2024 issued by SV Borrower in favour of the Note Purchaser, as may be amended, restated, supplemented, modified, varied, renewed or replaced from time to time.

“Mine” means the Bunker Hill Mine located in Coeur D’Alene Mining District, in the cities of Kellogg and Wardner and in Shoshone County, Idaho USA, which is comprised of and covers, inter alia, the Property and the other Project Assets.

“Mining Rights” means any mining claims, mining leases, mineral claims, mining concessions, mineral concessions, exploration permits or licenses, mining licenses, forms of mineral tenure or other rights to Products or to access and work upon lands, such as ownership and ancillary rights, surface rights, leasing agreements, lands temporal occupation agreements or otherwise, for the purpose of exploring, exploiting or benefiting Products, under the terms of Applicable Laws, whether contractual, statutory or otherwise, or any interest therein whether now owned or hereafter acquired. “Mining Rights” includes any amendments, relocations, adjustments, resurvey, additional locations, consolidation, derived rights or conversions of, or any renewal, replacement, amendment or other modification or extensions of any of the foregoing.

“Mortgage” means the mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing to be entered into between SV Borrower and the Lender, and as the same may be amended, amended and restated, modified, supplemented or replaced from time to time.

“Note Purchase Agreement” means the secured promissory note purchase agreement dated August 8, 2024, as amended by a first amendment to secured promissory note purchase agreement dated November 11, 2024, between the Note Purchaser, as purchaser, SV Borrower, as borrower, and BH Borrower as parent, and as the same may be amended, amended and restated, modified, supplemented or replaced from time to time.

“Note Purchaser” means Monetary Metals Bond III LLC, a Delaware limited liability company, and its successors and permitted assigns.

“Obligations” means all indebtedness, liabilities and other obligations of Obligors to the Lender hereunder and under the other Credit Documents.

“Obligors” means, collectively, the Borrowers and Guarantors and “Obligor” means any one of them.

“Offtake Agreements” means, collectively, (i) the lead concentrate offtake agreement made effective November 20, 2023 between the Lender and the SV Borrower and (ii) the zinc concentrate offtake agreement made effective November 10, 2023, in each case, as amended, restated, supplemented, modified, varied, renewed or replaced from time to time, and “Offtake Agreement” means any one of them as the context requires.

“Other Rights” means all licenses, approvals, authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, concessions or franchises held by the Obligors or required to be obtained from any Person (other than a Governmental Authority), for the construction, development and operation of the Mine, as such construction, development and operation is contemplated by the current or then applicable development or mine plan, as the case may be.

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“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Outstanding Offtake Amounts” has the meaning ascribed thereto in Section 3.

“Pending Event of Default” means an event which, but for the requirement for the giving of notice, lapse of time, or both, or, but for the satisfaction of any other condition subsequent to that event, would constitute an “Event of Default”.

“Permitted Indebtedness” means:

(i)	all Funded Debt set out in Section (14) of the Disclosure Letter;

(ii)	all Funded Debt of each Obligor to the Lender under this Agreement;

(iii)	all Funded Debt of each Borrower pursuant to the Sprott Loan Agreement and the Sprott Convertible Debentures;

(iv)	unsecured Funded Debt comprised of amounts owed to trade creditors and accruals in the ordinary course of business, which are either not overdue or, if disputed and in that case whether or not overdue, are being contested in good faith by any Obligor by appropriate proceedings diligently conducted, and provided always that the failure to pay such Indebtedness would not involve any material risk of loss of any material part of its assets;

(v)	obligations in respect of surety or performance bonds and/or letters of credit required to be provided to the EPA as set out in Section (14) of the Disclosure Letter or otherwise with the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed, obligations in respect of surety or performance bonds and/or letters of credit required to be provided to the EPA in respect of Financial Assurance (under and as defined in the EPA Settlement Agreement) of up to US$17,000,000, which obligations, in the case of surety or performance bonds, are permitted to be partially secured by letters of credit (in amounts satisfactory to the Lender) and otherwise secured by security ranking subordinate to the Security and subject to a subordination agreement with the Lender, in form and substance satisfactory to the Lender, and which obligations, in the case of letters of credit, are permitted to be fully secured by cash collateral that is not subject to the Security (and the Lender will execute and deliver a no interest letter in respect of the Security with respect to such cash collateral, in form and substance satisfactory to the Lender, acting reasonably);

(vi)	Indebtedness in respect of capital or finance leases or purchase money Liens permitted by paragraph (xii) of the definition of “Permitted Liens”;

(vii)	subject to the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed:

(I)	any reclamation bonds relating to the Mine required in connection with the construction, development or operation of the Mine; and

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(II)	offtake financing on terms and conditions satisfactory to the Lender;

(III)	Indebtedness of up to US$150,000,000 pursuant to a term loan facility owing to EXIM Bank where the proceeds are used only for the construction and development of the Mine or other general corporate purposes of the Obligors (the “EXIM Term Loan”) and provided that, if secured, the EXIM Term Loan will rank pari passu with the Obligations and such security will rank pari passu with the Security and EXIM Bank and the Lender will enter into an intercreditor agreement in form and substance satisfactory to the Lender;

(viii)	Subordinated Intercompany Debt;

(ix)	unsecured Hedging Obligations pursuant to Hedging Contracts permitted pursuant to Section 13(v);

(x)	Indebtedness owing under the Note Purchase Agreement; and

(xi)	any other Indebtedness consented to by the Lender from time to time.

“Permitted Liens” means:

(i)	Liens for taxes, assessments or governmental charges of any Governmental Authority not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time in good faith by appropriate proceedings, and a reserve has been established by the applicable Obligor in its Books and Records in accordance with US GAAP;

(ii)	deemed Liens and trusts arising by operation of law in connection with workers’ compensation, employment insurance and other social security legislation, in each case, which secure obligations not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time in good faith by appropriate proceedings, and a reserve has been established by the applicable Obligor in its Books and Records in accordance with US GAAP;

(iii)	Liens under or pursuant to any judgment rendered, or claim filed, against any Obligor, which such Obligor shall be contesting at the time in good faith by appropriate proceedings, and a reserve has been established in its Books and Records in accordance with US GAAP;

(iv)	Liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which a reserve has been established by the applicable Obligor in its Books and Records in accordance with US GAAP;

(v)	easements, rights of way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which individually or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of an Obligor;

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(vi)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit acquired by an Obligor or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(vii)	any Lien on cash deposits or term deposits in favour of issuers of surety or performance bonds and/or letters of credit referred to in paragraph (v) of the definition of “Permitted Indebtedness”;

(viii)	security given by an Obligor to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Obligor, all in the ordinary course of its business;

(ix)	title defects or irregularities which are of a minor nature and in the aggregate will not materially impact the use of the subject property for the purpose for which it is held;

(x)	applicable municipal and other governmental restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the subject property for the purpose for which it is held;

(xi)	the reservation in any original grants from the Crown of any land or interests therein and statutory exceptions and reservations to title;

(xii)	Liens securing capital or finance leases or purchase money Liens relating solely to the acquisition of equipment necessary for the development, construction or operation of the Project, provided that such Liens extend only to the property clearly and individually identified as acquired or financed thereby (including the proceeds of such property) and do not extend to any other assets of an Obligor;

(xiii)	any operating lease entered into in the ordinary course of business; provided that the same is not a sale-leaseback;

(xiv)	the Security;

(xv)	any other Liens of the Obligors as disclosed in Sections (13) and (29) of the Disclosure Letter; and

(xvi)	all other Liens permitted in writing by the Lender.

“Person” shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, any Governmental Authority or any other entity recognized by law.

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“Principal Amount” means the aggregate principal amount of Advances outstanding under the SP Facility from time to time (including the amount of all capitalized interest thereon) and, with respect to each Advance, means the aggregate principal amount of such Advance outstanding under the SP Facility from time to time (including the amount of all capitalized interest thereon).

“Priority Collateral” means, so long as any Obligations are outstanding, collectively, (i) all accounts receivable of the Borrowers or either one of them; and (ii) all lead and zinc concentrate produced from the Mine and all proceeds thereof.

“Products” means any and all metals, minerals and products or by-products thereof, of whatever kind and nature and in whatever form or state, in, under or upon the surface or subsurface of the Property (including ore, metals, precious metals, base metals, uranium, industrial minerals, concentrates, gems, diamonds, commercially valuable rock, aggregate, clays and other minerals that are mined, excavated, extracted, recovered or otherwise produced from the Property and any ore, concentrates and other products resulting from the milling, processing or other beneficiation of such metals, minerals, products and by-products).

“Project” means the construction and development of the Mine, including the acquisition of the Mine and the settlement of liabilities owing to the EPA, when due.

“Project Assets” means, collectively:

(i)	the Property and all other Real Property;

(ii)	the Products and the Other Rights;

(iii)	the mining, processing, development, production, maintenance, administration, water, electrical and conveyor facilities, railway infrastructure and rolling stock, storage facilities, stockpiling facilities, shipping infrastructure, utilities, and related ancillary infrastructure, other buildings, structures, improvements, fixtures and other real and personal property, including equipment, re-commissioned, constructed, operated or otherwise used by or on behalf of Obligor to extract, beneficiate, market, transport and sell Products derived from the Property or to develop, operate or administer the Mine, whether or not located within the physical boundaries of the Property;

(iv)	any rights (including Authorizations, surface, access and water rights), privileges, concessions or franchises owned, controlled, leased or operated by or on behalf of an Obligor at any time and not included within the definition of “Property” which are required for the development and construction of the Mine and operation thereof;

(v)	all right, title and interest of the Obligors in, to and under material contracts; and

(vi)	any other present and after-acquired real or personal property used or acquired for use by any Obligor in connection with the Mine.

“Project Mining Claims” means the Mining Rights described in Exhibit “D” and all other Mining Rights now or hereafter owned, held, under option or under application by the Guarantor or any Affiliate thereof forming part of or related to the Mine.

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“Property” means, collectively:

(i)	the Project Mining Claims and any other Mining Rights, rights or interests forming part thereof from time to time whether now owned or hereafter acquired;

(ii)	all other real property interests, mineral claims, mineral leases, mining concessions, exploration licenses, land (surface and access rights) and similar rights, concessions and interests now or hereafter owned, held, under option or under application by an Obligor or any Affiliate thereof forming part of the Mine or related to the Mine, whether created privately or by action of any Governmental Authority, including but not limited to those interests described in Schedule “F” to Royalty Agreement No. 3 (as defined in the Sprott Loan Agreement);

(iii)	any present or future renewals, extensions, modifications, divisions, substitutions, amalgamations, successions, derivations, severances, conversions, demise to lease, renaming or variation of any of the Project Mining Claims, Mining Rights or other rights and interests referenced in paragraph (i) of this definition.

“Real Property” means the Property and all other real property interests, land (surface and access rights) and similar rights and interests forming part of the Mine or related to the Mine, now or hereafter owned, held, under option or under application by an Obligor, whether created privately or by action of any Governmental Authority.

“Related Party” means, with respect to any Obligor, any director, officer, employee, shareholder, partner or Affiliate of any Obligor or any other Person not dealing at arm’s length with such Obligor (within the meaning of the Income Tax Act (Canada)).

“Required Authorizations” means any and all Authorizations required to be obtained by any Obligor for the construction, development and operation of the Mine, as such construction, development and operation is contemplated by the current or then applicable development or mine plan, as the case may be.

“Restricted Person” means any Person that:

(i)	is named, identified, described in or on or included in or on any of:

(1)	the lists maintained by the Office of the Superintendent of Financial Institutions (Canada) with respect to terrorism financing, including the lists made under subsection 83.05(1) of the Criminal Code, under the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and under the United Nations Al-Qaida and Taliban Regulations;

(2)	the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(3)	the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(4)	the Specially Designated Nationals Blocked Persons List compiled by the U.S. Office of Foreign Assets Control;

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(5)	the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324; or

(6)	any publicly available lists maintained under Applicable Laws relating to anti-terrorism or anti-money laundering matters;

(ii)	is subject to:

(1)	the United Nations Act (Canada), the Special Economic Measures Act (Canada) and the Freezing of Assets of Corrupt Foreign Officials Act (Canada);

(2)	the International Emergency Economic Powers Act, 50 U.S.C.; and

(3)	the Trading with the Enemy Act, 50 U.S.C. App. 1.1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56; or

(4)	trade restrictions under any Applicable Laws; or

(iii)	is a Person or entity who is an Affiliate of a Person or entity listed above.

“Security” means, collectively, (i) any one or more guarantees made from time to time by an Obligor in favour of the Lender, in respect of any Obligations, including the Guarantee; and (ii) the Security Documents.

“Security Documents” means, collectively, (i) the pledge agreement to be entered into between BH Borrower, as pledgor, and the Lender, as it may be amended, amended and restated, modified or supplemented from time to time, (ii) the security agreement dated on or about the date hereof among the Borrowers, as debtors, and the Lender, as it may be amended, amended and restated, modified or supplemented from time to time, (iii) the Mortgage, (iv) the intercompany subordination and postponement agreement to be entered into among the Obligors and the Lender; and (vii) all other assignments, deeds of trust, mortgages, account control agreements, pledges and other security agreements pursuant to which an Obligor grants to the Lender, mortgages, charges, pledges, liens or security interests in all or some of its present and after acquired property as security for the Obligations.

“Sprott Agent” means Sprott Private Resource Streaming and Royalty (US Collector), LP, an Ontario limited partnership, in its capacity as administrative agent for the benefit of the Sprott Entities, and its successors and permitted assigns.

“Sprott Convertible Debentures” means, collectively, the Sprott Series 1 Convertible Debentures, the Sprott Series 2 Convertible Debentures and the Sprott Series 3 Convertible Debentures.

“Sprott Entities” means, collectively, the Sprott Agent, the Sprott Security Agent, the lenders under the Sprott Loan Agreement, the Sprott Series 1 CD Holders, the Sprott Series 2 CD Holders, the Sprott Series 3 CD Holders, any Affiliate of Sprott Inc. and any fund managed or sub-managed by an Affiliate of Sprott Inc. which in each case is party to a Sprott Project Finance Document together with any successor, assign or transferee thereof that is party from time to time to any Sprott Project Finance Document and “Sprott Entity” means any one of them.

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“Sprott Loan Agreement” means the amended and restated loan agreement dated on or about the date hereof among BH Borrower, as borrower, SV Borrower, as guarantor, the Sprott Agent and Sprott Security Agent, as lenders, and the Sprott Agent, as agent, as may be further amended, restated, supplemented, modified, varied, renewed or replaced from time to time.

“Sprott Project Finance Documents” has the meaning ascribed to the term “Project Finance Documents” as defined in the Sprott Loan Agreement.

“Sprott Royalty” has the meaning ascribed to the term “Royalty” as defined in each of the Sprott Royalty Agreements.

“Sprott Royalty Agreements” has the meaning ascribed to the term “Royalty Agreements” as defined the Sprott Loan Agreement.

“Sprott Security Agent” means Sprott Private Resource Streaming and Royalty (Collector), LP, an Ontario limited partnership, in its capacity as security agent for the benefit of the Sprott Entities, and its successors and permitted assigns.

“Sprott Series 1 CD Holders” means the holders from time to time of the Sprott Series 1 Convertible Debentures.

“Sprott Series 1 Convertible Debentures” means, collectively, the six (6) amended and restated secured convertible debentures in the aggregate principal amount of US$6,000,000.00, originally issued by the Borrowers on January 28, 2022 and amended and restated on the date hereof by the Borrowers and convertible at the option of the holder into Common Shares.

“Sprott Series 2 CD Holders” means the holders from time to time of the Sprott Series 2 Convertible Debentures.

“Sprott Series 2 Convertible Debentures” means, collectively, the three (3) amended and restated series 2 secured convertible debentures, in the aggregate principal amount of US$15,000,000.00, issued by the Borrowers on June 17, 2022 and amended and restated on the date hereof and convertible at the option of the holder into Common Shares.

“Sprott Series 3 CD Holders” means the holders from time to time of the Sprott Series 3 Convertible Debentures.

“Sprott Series 3 Convertible Debentures” means the two (2) series 3 secured convertible debentures, in the aggregate principal amount of US$4,000,000.00, issued by the Borrowers on the date hereof and convertible at the option of the holder into Common Shares.

“Subordinated Intercompany Debt” means unsecured loans made by BH Borrower to SV Borrower, or by any Borrower to any Guarantor, provided that such Indebtedness shall be subordinated pursuant to a subordination agreement in favour of the Lender pursuant to which, among other things, the Borrowers agrees (a) to subordinate and postpone the Indebtedness to the Obligations, (b) that no Liens have been or will be taken, (c) that no remedies will be exercised while any Obligations remain outstanding, and (d) that in connection with any Insolvency Event, the Borrowers will not vote its claim in respect thereof in any manner that would prejudice the Lender’ rights and remedies under this Agreement or any of the Security.

“Subsidiary” means each Person directly or indirectly Controlled by Borrower.

“Sureties” means, collectively, Northbridge General Insurance Corporation, Trisura Guarantee Insurance Company, Trisura Insurance Company and any other issuer of surety or performance bonds to be provided to the EPA and referred to in paragraph (v) of the definition of Permitted Indebtedness, and “Surety” means any one of them.

“Taxes” means all present or future taxes, rates, levies, royalties, imposts, duties, deductions, assessments, withholdings, dues, fees and other charges of any nature, including any interest, fines, penalties or other liabilities with respect thereto, imposed, levied, collected, withheld or assessed by any Governmental Authority (of any jurisdiction), and whether disputed or not, including sales or value-added taxes, goods and services taxes, stamp taxes and royalties.

“TSX-V” means the TSX Venture Exchange.

“US GAAP” means, in relation to any Person at any time, accounting principles generally accepted in the United States applied on a basis consistent with the most recent audited financial statements of such Person and, if applicable, its consolidated affiliates (except for changes disclosed in the notes to such financial statements).

EXHIBIT “B”

FORM OF ADVANCE REQUEST

To:	Teck Metals Ltd. (the “Lender”)

Re:	Standby prepayment facility agreement dated as of ___, 2025 (as amended, restated, supplemented, modified, varied, renewed or replaced from time to time, the “SP Facility Agreement”) among Bunker Hill Mining Corp. and Silver Valley Metals Corp, as borrowers, and the Lender, as lender. All capitalized terms used herein and not defined shall have the meanings ascribed thereto in the SP Facility Agreement.

Pursuant to the terms of the SP Facility Agreement, each the undersigned hereby irrevocably notifies you that [Bunker Hill Mining Corp.] / [Silver Valley Metals Corp.] wishes to obtain an Advance under the SP Facility on [requested date of Advance] in the amount of US$[amount].

The undersigned hereby confirms that:

(a)	no Event of Default or Pending Event of Default has occurred and is continuing and no Event of Default or Pending Event of Default shall occur immediately after giving effect to the requested Advance;

(b)	the representations and warranties of the Obligors made in or pursuant to the Facility Agreement and the other Credit Documents are true and correct on the date hereof and will be true and correct on the date of the requested Advance (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), as if made on and as of the date hereof or the date of such Advance, as applicable;

(c)	the requested Advance shall be used to finance [operating and other capital costs relating to the Mine][working capital of the Obligors][payment of accrued and unpaid interest on the Monetary Metals Note];

(d)	attached hereto is [a budget setting out the costs, uses, and expenditure relating to such [operating and other capital costs relating to the Mine][working capital of the Obligors]][a calculation of the accrued interest owing under the Monetary Metals note].

DATED this _____ day of _____________, 202__.

bunker hill mining corp.

Per:
Name:
Title:

SILVER VALLEY METALS CORP.

Per:
Name:
Title:

EXHIBIT “C”

OBLIGORS’ REPRESENTATIONS AND WARRANTIES

Each of the Borrowers and Guarantors (each an “Obligor” and collectively, the “Obligors”) hereby represents and warrants as follows to the Lender, and acknowledges and agrees that the Lender is relying upon such representations and warranties in connection with entering into this Agreement:

Corporate Organization and Authority

1.	Each Obligor is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and is up-to-date in respect of all filings required by law to maintain its existence; in particular, BH Borrower is a corporation incorporated under the laws of Nevada and SV Borrower is a corporation incorporated under the laws of Idaho.

2.	Each Obligor is qualified to do business and is in good standing in all jurisdictions in which the nature of its business as now being or as proposed to be conducted makes such qualification necessary and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted.

3.	Each Obligor has the requisite corporate power, capacity and authority to: (i) own its property and assets and conduct its business; and (ii) enter into the Agreement and the Credit Documents and such other documents as may be necessary or appropriate to give effect to the terms thereof to which it is a party, to perform its obligations hereunder and thereunder and complete the transactions contemplated hereby and thereby.

4.	The execution and delivery of this Agreement and the other Credit Documents by each Obligor thereto and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Obligor. This Agreement and the other Credit Documents to which each Obligor is a party have been duly and validly executed and delivered by such Obligor, and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the terms thereof, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies, injunctive relief and/or specific performance may be granted in the discretion of a court of competent jurisdiction.

5.	BH Borrower owns legally and beneficially all of the issued and outstanding stock of the SV Borrower (the “Capital Stock”) as set forth in Section (5) of the Disclosure Letter free and clear of any Liens. The corporate structure and organization chart of the Obligors set forth in Section (5) of the Disclosure Letter accurately reflects, as of the date hereof, the direct and indirect ownership of all of the Capital Stock of the SV Borrower. Other than as set forth in Section (5) of the Disclosure Letter, no Person has any agreement, option, right of first refusal or right, title or interest or any right (including a right of conversion of Indebtedness) that is or will become an agreement, option, right of first refusal or right, title or interest, in or to all or any part of the Capital Stock of the SV Borrower. There are no shareholders’ agreement or shareholders’ declaration in effect with respect to the Obligors or their respective shares or other equity interests.

6.	Each Obligor is entering into and performing its obligations under this Agreement and each of the other Credit Documents to which it is a party, on its own account and not as trustee or a nominee of any other Person.

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7.	The principal place of business and chief executive office of each Obligor as of the date hereof is set out in Section (7) of the Disclosure Letter.

8.	No Obligor has suffered an Insolvency Event and no Event of Default has occurred that is continuing and the Obligor are not aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event or an Event of Default with respect to it.

9.	Each of the Obligors’ corporate records are complete and accurate in all material respects, and true and correct copies of same have been made available to the Lender.

10.	The financial books, records and accounts of each of the Obligors: (i) are complete and accurate in all material respects; (ii) are stated in reasonable detail; and (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of each of the Obligors.

11.	BH Borrower’s audited consolidated financial statements for the fiscal year ended December 31, 2023 including the consolidated balance sheets, statements of loss and comprehensive loss, cash flows and changes in shareholders’ deficiency and the notes thereon and the unaudited interim consolidated financial statements for the three months ended March 31, 2025 (collectively, the “Current Financial Statements”), have been prepared in accordance with US GAAP. The Current Financial Statements fairly present in all material respects the financial condition and results of operations of SV Borrower and BH Borrower, on a consolidated basis, as at the respective dates specified therein and for the periods then ended. The Obligors have not effected any material change in its accounting methods, principles or practices since the date of the Current Financial Statements. The Obligors do not intend to correct or restate, nor, to the knowledge of the Obligors, is there any basis for any correction or restatement of, any aspect of the Current Financial Statements. Other than as set out in Section (11) of the Disclosure Letter, each Obligor is neither a party to, nor had a commitment to become a party to, any material off balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of any of the Borrowers or any subsidiary of the Borrowers with unconsolidated entities. MNP LLP is the current auditor of BH Borrower and is “independent” of the Obligors within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Canada. There has never been a “reportable event” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) (“NI 51-102”) with the present or any former auditor of the Obligors.

12.	Since the end date of its Current Financial Statements, the Obligors:

(a)	have conducted its business only in the ordinary course of business and no Material Adverse Effect has occurred; and

(b)	have not incurred any Indebtedness which is not shown or reflected in the most recent interim financial statements provided to the Lender or in Section (12) of the Disclosure Letter.

Tax Matters

13.	(a) Taxes:

(i)	All material Taxes due and payable by each of the Obligors (whether or not shown due on any Tax returns and whether or not assessed (or reassessed) by the appropriate Governmental Authority) have been timely paid.

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(ii)	All Tax returns required by Applicable Law to be filed by or with respect to the Obligors have been properly prepared and timely filed and all such Tax returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects, and no material fact or facts have been omitted therefrom which would make any such Tax returns misleading.

(b)	As of the date hereof, no audit or other proceeding by any Governmental Authority is pending or, to the knowledge of the Obligors, threatened with respect to any Taxes due from or with respect to the Obligors, and no Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against either of the Obligors. As of the date hereof, there are no matters under discussion, audit or appeal or in dispute with any Governmental Authority relating to Taxes.

(c)	Other than as set out in Section (13) of the Disclosure Letter, no Governmental Authority of a jurisdiction in which the Obligors do not file Tax returns has made any written claim that either of the Obligors are or may be subject to taxation by such jurisdiction. To the knowledge of the Obligors, there is no basis for a claim that the Obligors is subject to Tax in a jurisdiction in which the Obligors do not file Tax returns. As of the date hereof, each of the Obligors only file Tax returns in the jurisdictions in which it is incorporated or organized and in any jurisdiction in which it carries on any material business.

(d)	As of the date hereof, there are no reassessments of Taxes for the Obligors that have been issued and are under dispute, and the Obligors have not received any communication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes.

(e)	To the knowledge of the Obligors, each of the Obligors have withheld or collected any material Taxes that are required by Applicable Law to be withheld or collected and have paid or remitted, on a timely basis, the full amount of any Taxes that have been withheld or collected, and are due, to the applicable Governmental Authority.

14.	Section (14) of the Disclosure Letter sets out a full and complete list of all existing Funded Debt of the Obligors.

Non-Contravention

15.	Subject to Section (15) of the Disclosure Letter, none of the execution and delivery of this Agreement or the other Credit Documents, or the completion of the transactions contemplated hereby or thereby, by each Obligor thereto, will (i) require that a consent be obtained or a notice be provided under or result in or constitute a breach or default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on it or its assets, (ii) violate the terms of its constating documents, (iii) require that a consent be obtained or a notice be provided under or violate any Applicable Law or any Required Authorization or the material terms and conditions of any Other Rights, or result in any modification, revocation, alteration or transfer of any Required Authorization or Other Right, (iv) result in the imposition of any Lien on the Project Assets, or (v) contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

16.	No Obligor is in breach of or default under, and no event has occurred that, with the passage of time or notice, or both, would constitute or would reasonably be expected to constitute such a breach of or default under, any agreement, mortgage, bond or other instrument to which it is a party or which is binding on it or its assets, other than a breach or default or event that would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Obligors, there is no breach or default by any counterparty thereto or inability of any counterparty thereto to perform its obligations thereunder which has, individually or in the aggregate, a Material Adverse Effect.

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Regulatory Compliance

17.	No consents, approvals or permissions are required to be obtained by, nor any filings made with any Governmental Authority by any Obligor in connection with the execution and delivery or the performance by it of this Agreement and the other Credit Documents to which it is a party, or in respect of its obligations hereunder or thereunder, other than as set forth in Section (17) of the Disclosure Letter.

18.	Each Obligor has conducted and is conducting its respective business in compliance in all material respects with Applicable Laws.

19.	No Obligor nor, to the knowledge of the Obligors, any director, officer, manager, member, employee, consultant, representative or agent thereof, acting on its behalf has violated (i) the Corruption of Foreign Public Officials Act (Canada), the Bribery Act (United Kingdom), the Foreign Corrupt Practices Act (United States), and all other anti-bribery, and anti-corruption Applicable Laws, whether within Canada, the United States or to the extent applicable to any Obligor, elsewhere, including any regulations, guidelines or orders thereunder (collectively, the “Anti-Bribery Laws”); and (ii) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and all other anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws, whether within Canada, the United States and, to the extent applicable to any Obligor, elsewhere, including any regulations, guidelines or orders thereunder (collectively, the “Anti-Money Laundering Laws”). No Obligor nor, to the knowledge of any Borrower, any director, officer, employee, consultant, representative or agent thereof acting on its behalf, has made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing Anti-Bribery Laws or Anti-Money Laundering Laws, with respect to any alleged non-compliance by any Obligor or such other Persons (acting on behalf of an Obligor) with Anti-Bribery Laws or Anti-Money Laundering Laws. No Obligor has received any written notice, request, or citation from any Governmental Authority alleging non-compliance by any Obligor or such other Persons (acting on behalf of an Obligor) with any Anti-Bribery Laws or Anti-Money Laundering Laws.

20.	The Obligors and their agents have complied at all times with Anti-Bribery Laws with respect to the Project and the development, construction or conduct of all operations or activities at the Project. The operations in relation to the Project are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Obligors with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Obligors, threatened.

21.	The Obligors have not, and, to the knowledge of the Obligors, no director, officer, employee, consultant, representative or agent of the Obligors have, transacted business on behalf of the Obligors with any Restricted Person.

22.	BH Borrower is a “reporting issuer” (or the equivalent) in the provinces of British Columbia, Alberta and Ontario and is not included on a list of defaulting reporting issuers maintained by the securities regulators or other securities regulatory authorities in any such provinces (collectively, the “Securities Regulators”). No order, ruling or determination having the effect of suspending the sale or ceasing or suspending trading in any securities of BH Borrower has been issued by any Governmental Authority and is continuing in effect and no proceedings for such purpose have been instituted or are, to the knowledge of the Obligors, pending or threatened.

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Legal Proceedings

23.	Other than as set forth in Section (23) of the Disclosure Letter, there are no actions, suits, proceedings, hearings, inquiries, investigations or claims commenced or, to the knowledge of the Obligors, threatened against any Obligor or that involve the Project, and which, individually or in the aggregate, (i) would prevent or limit, restrict or impair in any material respect the ability of an Obligor to enter into this Agreement or the other Credit Documents to which it is a party or would reasonably be expected to materially and adversely impair the performance of its obligations under this Agreement or the other Credit Documents or the development of the Project, or (ii) that could reasonably be expected to result in a Material Adverse Effect.

24.	No Obligor is a party to or subject to any judgment, order, writ, injunction or decree, involving the Project, which (i) could reasonably be expected to materially and adversely impair the performance of its obligations under this Agreement or the other Credit Documents, or (ii) could reasonably be expected to result in a Material Adverse Effect. No action or proceeding has been instituted or remains pending or, to the knowledge of the Obligors, has been threatened and not resolved, by or before any Governmental Authority that (i) could reasonably be expected to materially and adversely impair the development of the Project, or (ii) could reasonably be expected to result in a Material Adverse Effect.

Material Information

25.	All material information relating to the Project and Project Assets and prepared by or on behalf of the current management of the Obligors and that has been made available or delivered to any Lender, including forecasts, projections, mine plans, budgets and environmental audits, assessments, studies and tests, including any environmental and social impact assessment study reports, was prepared in good faith and on the basis of assumptions that the management of the Obligors believe to be reasonable at the time of preparation, subject to any material changes of which the Obligors have informed the Lender in writing. To the knowledge of the management of the Obligors, all material information relating to the Project and the Project Assets prepared at the request of current management of the Obligors by third parties and that has been made available or delivered to any Lender including forecasts, projections, mine plans, budgets and environmental audits, assessments, studies and tests, including any material environmental and social impact assessment study reports, was prepared in good faith and does not contain materially incorrect information. The Obligors do not have knowledge of any change to the facts and assumptions underlying the estimates in the technical report and preliminary economic assessment for underground milling and concentration of lead, silver and zinc at the Mine dated December 29, 2021 and effective November 29, 2021, as amended and restated as of February 22, 2022 effective January 7, 2022 and as further updated and revised by Management’s 9 plus 3 model dated October 30, 2024 titled “9^M3 Forecast Consolidated Optimization incl AP catch up” and delivered to the Administrative Agent on November 15, 2024 (“PEA”) that would reasonably be expected to result in a material adverse change in any cost, price, reserves, resources or other relevant information in the PEA. All material information regarding the Project and the Project Assets, including drill results, technical reports and studies, that are required to be disclosed by Applicable Laws, have been publicly disclosed by the Obligors in compliance, in all material respects, with Applicable Laws.

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26.	As of the date hereof, all material information relating to the Project mineralization prepared by or on behalf of the current management of the Obligors has been made available or delivered to the Lender and, to the knowledge of the management of the Obligors, such information and the reports and information delivered to the Lender have been prepared in a manner which is consistent with Good Practice Standards, the statements, assumptions and projections contained therein are fair and reasonable as and when produced and, to the knowledge of the management of the Obligors, have been arrived at after reasonable inquiry having been made in good faith by the Persons responsible therefor. The estimated mineral resources relating to the Property as of the date hereof are as stated in the PEA. The Obligors are in compliance in all material respects with NI 43-101 in connection with the disclosure of scientific or technical information made by the Obligors concerning the Project. The Obligors have duly filed with the applicable regulatory authorities in compliance in all material respects with Applicable Laws all reports required by NI 43-101 in connection with the Project, and all such reports were prepared in accordance with the requirements of NI 43-101 in all material respects. As of the date hereof, there are no outstanding unresolved comments of the TSX Venture Exchange (the “TSX-V”) or any Securities Regulator in respect of the technical disclosure relating to the Project made in the documents which have been filed by or on behalf of the Obligors with the relevant Securities Regulators pursuant to the requirements of Applicable Laws, including all documents publicly available on BH Borrower’s SEDAR+ profile.

27.	The Obligors are in compliance in all material respects with all timely and continuous disclosure obligations under Applicable Laws, including NI 51-102, and the policies, rules and regulations of the TSX-V and, without limiting the generality of the foregoing, except as disclosed to the Lender, there has been no “material change”, as defined in the Securities Act (Ontario) (actual, or, to the knowledge of the Obligors, proposed or prospective, whether financial or otherwise) in the business, results of operations, prospects, assets, liabilities (contingent or otherwise) or capital or financial condition of the Obligors on a consolidated basis which has not been publicly disclosed within the period required by NI 51-102, and except as disclosed to the Lender, the Obligors have not filed any confidential material change reports which remain confidential as of the date hereof.

Project

28.	The PEA was prepared in a manner which is consistent with Good Practice Standards and the statements, assumptions and projections contained therein were fair and reasonable as and when produced and, to the Obligors’ knowledge, were arrived at after reasonable inquiry, having been made in good faith by the Persons responsible therefor. The PEA contains a reasonable estimate in all material respects of projected capital expenditures for the Real Property subject to fluctuations in exchange rates, commodity prices and electricity rates and has been prepared in a manner which is consistent with Good Practice Standards.

29.	Subject to Section (29) of the Disclosure Letter, the SV Borrower is the sole recorded and beneficial owner of the Real Property, free and clear of any Liens or other encumbrances (other than Permitted Liens). Section (29) of the Disclosure Letter sets out a full and complete list of all Permitted Liens. Except for any Permitted Liens or as listed in Section (29) of the Disclosure Letter, no Person other than the Lender has any agreement to acquire, option, right of first refusal or right, title or interest or any right that is or will become an agreement to acquire, option, right of first refusal or right, title or interest, in or to all or any material part of the Collateral or any Project Assets nor has either of the Obligors granted, or agreed to grant, any Liens or other encumbrances, other than Permitted Liens, on the Collateral or any Project Asset.

30.	The Required Authorizations and Other Rights required for the development, construction or operation of the Project, including commercial production of the silver, lead and zinc from the Project, whether obtained or issued by the date hereof or not, are listed in Section (30) of the Disclosure Letter. The Obligors have complied in all material respects with all conditions provided for in the Required Authorizations and Other Rights required to be complied with as of the date this representation is made.

C-7

31.	Other than as set forth in Section (31) of the Disclosure Letter, all Authorizations and Other Rights required for the development, construction and operation of the Project, including for greater certainty all environmental and water permits, are in full force and effect and in good standing and none of the Obligors, and to the best of the knowledge and belief of each of the Obligors, no other Person party thereto is, in default in any material respect under any such Authorization or Other Right.

32.	No Authorization or Other Right relating to the Project or the Real Property has been challenged, withdrawn, cancelled, amended or refused or, to the best of the knowledge and belief of each of the Obligors, threatened to be challenged, withdrawn, cancelled, amended or refused by any Governmental Authority or by any other Person.

33.	Subject to Section (33) of the Disclosure Letter, operation of the Project is and has been in compliance in all material respects with all land use restrictions, zoning, regulations, ordinances, environmental laws and other similar Applicable Laws thereto. Subject to Section (33) of the Disclosure Letter, during the past three (3) years, neither of the Obligors nor any of its agents or employees has received any written notice from any Governmental Authority having jurisdiction over the Project alleging any violation of any Applicable Law, including, but not limited to, those relating to environmental laws, zoning, building, use, personal disability and fire or safety, which has not been cured or remedied. To the knowledge of the Obligors, there are not any threatened proceedings for the rezoning of the Real Property or any portion thereof.

34.	Current management of the Obligors has arranged for the following environmental studies relating to the Project and the Real Property: (i) since September 2020, 30 site water sampling and broad spectrum lab testing on a monthly basis and field parameter testing on a bi-weekly basis, and (ii) in May 2021, a multi-year water flow analysis program with the University of Idaho’s hydrogeology department, (iii) water chemistry analysis as part of planning for a proprietary in-mine water treatment system, (iv) evaluation of the capabilities of the Environmental Protection Agency’s Central Treatment Plant, in the event that an Obligor may seek to purchase and/or operate it in the future. No other environmental investigation, study, audit, test or other analysis has been conducted by or at the request of current management of the Obligors with respect to the Project and the Real Property.

35.	Subject to Section (35) of the Disclosure Letter, there are no material environmental liabilities of the Obligors or to the knowledge of the Obligors, in respect of the development, construction and operation of the Project, in each case, that have been incurred as at the date that this representation is made.

36.	Subject to Section (36) of the Disclosure Letter, no release or threatened release of any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definition of “contaminant”, “pollutant”, “hazardous substance”, “hazardous waste”, “hazardous material”, or “toxic substance” under any applicable environmental law has occurred or is occurring at or from the Project for which environmental laws require notice, further investigation or any form of responsive action.

C-8

37.	Section (37) of the Disclosure Letter lists all underground and above ground storage tanks located or previously located on the Real Property.

38.	The Obligors have complied and will comply with all terms and conditions of the EPA Settlement Agreement, including, without limitation, making timely payments and providing financial assurance on schedule.

39.	Except for the deferral arrangements disclosed in Section (39) of the Disclosure Letter, all payments relating to water treatments costs with respect to the Project, including all costs relating to the water treatment facility known as the Central Treatment Plant, have been paid in full, and there are no water treatment costs or other amounts in connection therewith owing to any Person, including, without limitation, the EPA and the Idaho Department of Environmental Quality (“IDEQ”).

40.	Except as disclosed in Section (40) of the Disclosure Letter, each of the Obligors are in compliance with their obligations to the EPA and the IDEQ with respect to the Obligors’ responsibilities for meeting water discharge standards and for all water treatment costs in connection with the Property and there are no further water treatment costs due and payable by the Obligors to the EPA and the IDEQ.

41.	All Real Property owned or leased by the Obligors is described in Schedule “F” to Royalty Agreement No. 3 (as defined in the Sprott Loan Agreement) and all mining claims, concessions and other mining rights forming part of the Mine or related thereto are described in Exhibit “D”

42.	Guarantor has good and marketable title to the Real Property free and clear of any Liens other than Permitted Liens and its rights in and to the Real Property will be valid and in full force and effect in all material respects, and the Obligors will have complied in all material respects with all of their respective obligations in respect thereof, including payment of any annual fees and production penalties, under Applicable Laws. No third party holds any mining or real property rights that conflict in any material respect with the Guarantor’s rights in and to the Real Property.

43.	Except as set out in Section (43) of the Disclosure Letter, all mining concession, patent or maintenance fees and recording fees, and all other material exploration permit, authorization, lease, licensing and mining claim payments, rentals, taxes, assessments, renewal fees and other governmental charges, owing in respect of the Project and the Real Property or any part thereof, have been paid in full.

44.	Guarantor owns or has the right to use or the benefit of all of the Other Rights and Project Assets and the Other Rights and Project Assets they own are free and clear of any Liens, other than Permitted Liens.

45.	Subject only to the rights of any Governmental Authority set out in Section (45) of the Disclosure Letter and except for Permitted Liens, no Person is entitled to or holds any material rent, option, back-in right, earn-in right, right of first refusal, royalty, stream, participation, production or similar interests, or other payment in the nature of rent or royalty, on or for the Project, including any Products.

46.	To the knowledge of the Obligors, there is no (i) expropriatory act or series of expropriatory acts, including eminent domain, confiscation, nationalization, requisition, deprivation, sequestration and/or similar acts, by law, order, executive or administrative action or otherwise of any Governmental Authority or any corporation or other entity controlled by any Governmental Authority the result of which expropriatory act or series of expropriatory acts is that all or substantially all of the rights, privileges and benefits pertaining to, associated with, threatened against or affecting all or any part of the Mine (collectively, an “Expropriation Event”) and (ii) circumstances, notices, discussions, or negotiations which could reasonably be expected to result in such an Expropriation Event.

C-9

Community

47.	Except as set out in Section (47) of the Disclosure Letter, to the best knowledge of the Obligors, no indigenous or community groups (and no Persons on their behalf) have asserted any interest or rights or commenced or threatened any claims or proceedings affecting the Project or the Obligors that could result in a Material Adverse Effect.

48.	Any relocation or resettlement of any persons, communities or settlements, including any indigenous persons, communities or settlements, in connection with the exploration, development or operation of the Project has been conducted in material compliance with all Applicable Laws and Authorizations.

49.	Except as set out in Section (49) of the Disclosure Letter, and to the best of the knowledge and belief of each of the Obligors (i) no indigenous or community groups (and no Governmental Authority on behalf of any such groups) have asserted any interest or rights or commenced or threatened any claims or proceedings affecting the Real Property, the Project or any of the Obligors which have a Material Adverse Effect, and (ii) neither the Real Property nor any part of the Project is located on any land or in territory to which indigenous or local community groups own or are entitled to communal, collective rights or any other rights under Applicable Law.

50.	The Obligors have complied with all previous consultation processes with local communities in accordance with Applicable Law.

Other

51.	The execution, delivery and performance of this Agreement and the other Credit Documents by each Obligor thereto and the completion of the transactions contemplated hereby and thereby is exempt from the formal valuation requirement and the minority approval requirement of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions.

52.	Except as set out in Section (54) of the Disclosure Letter, no Obligor is party to any contract that would give rise to a valid claim against an Obligor and/or the Lender for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement or the other Credit Documents.

53.	Section (55) of the Disclosure Letter, lists all bank accounts of each of the Borrowers and the depositary bank at which such accounts are maintained.

54.	The Obligors are in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages; there is not currently any labour disruption, strike, or conflict involving or threatened against any Obligor or directly affecting the Mine. None of the Obligors are party to a collective bargaining agreement.

55.	BH Borrower is a “reporting issuer” not in default of the requirements of Applicable Securities Legislation.

EXHIBIT “D”

PROJECT MINING CLAIMS

Primary Claims

Claim Name	M.S. #	Section	Township	Range
Ace	2583	12	48 North	2 East
African	2624	13	48 North	2 East
Alla	1228	13	48 North	2 East
Allie	1229	13	48 North	2 East
Apex	3361	2	47 North	2 East
Arizona	1488	12	48 North	2 East
Band	2507	2	48 North	2 East
Bear	2081	13	48 North	2 East
Bee	2072	12	48 North	2 East
Berniece	1620	14	48 North	2 East
Beta	3471	13	48 North	2 East
Blue Bird	3361	2	47 North	2 East
Boer	2599	12	48 North	2 East
Bonanza Fraction	1228	13	48 North	2 East
Bought Again	1229	13	48 North	2 East
Brady	2584	12	48 North	2 East
Buckeye	2250	13	48 North	2 East
Butte	3361	2	47 North	2 East
Butternut	1916	13	48 North	2 East
Cariboo	1220	11	48 North	2 East
Carter	1466	14	48 North	2 East
Chain	2078	12	48 North	2 East
Cheyenne	2249	12	48 North	2 East
Chief No. 2	2862	11	48 North	2 East
Club	2583	12	48 North	2 East
Combination	2072	12	48 North	2 East
Confidence	2328	12	48 North	2 East
Coxey	1466	14	48 North	2 East
Cypress	2429	12	48 North	2 East
Deadwood	1466	11	48 North	2 East
Debs	1466	11	48 North	2 East
Dewey	2081	13	48 North	2 East
Diamond	2583	12	48 North	2 East
Drew	2587	13	48 North	2 East
East	1228	13	48 North	2 East
Emily Grace	2587	13	48 North	2 East
Emma	550	12	48 North	2 East

D-2

Claim Name	M.S. #	Section	Township	Range
Ethel	2966	11	48 North	2 East
Evans	2611	12	48 North	2 East
Excelsior	1356	11	48 North	2 East
F	2587	24	48 North	2 East
Flagstaff	2328	12	48 North	2 East
Flagstaff No. 2	2921	12	48 North	2 East
Flagstaff No. 4	2921	12	48 North	2 East
Foster	2587	13	48 North	2 East
Good Luck	1220	11	48 North	2 East
Goth	3214	2	48 North	2 East
Grant	2369	11, 12	48 North	2 East
Grant	2599	12	48 North	2 East
Gun	2611	18	48 North	3 East
Gus	2624	13	48 North	2 East
Hamilton	1466	14	48 North	2 East
Hamilton Fraction	1619	11	48 North	2 East
Hard Cash	1466	11	48 North	2 East
Harrison	1664	11	48 North	2 East
Hawk	2072	12	48 North	2 East
Heart	2511	12	48 North	2 East
Helen Marr	2452	12	48 North	2 East
Hemlock	2452	13	48 North	2 East
Hickory	2432	13	48 North	2 East
Homestake	1916	13	48 North	2 East
Hornet	1325	12	48 North	2 East
Idaho	2072	12	48 North	2 East
Iowa	2072	12	48 North	2 East
Ironhill	1228	13	48 North	2 East
Ito	2081	13	48 North	2 East
Jack	2511	12	48 North	2 East
Jersey Fraction	1220	12	48 North	2 East
Josie	1229	13	48 North	2 East
K-24	2080	14	48 North	2 East
K-4	2080	14	48 North	2 East
K-40	2587	24	48 North	2 East
Katherine	2966	11	48 North	2 East
Key	2511	12	48 North	2 East
King	1325	12	48 North	2 East
Kirby Fraction	2654	12	48 North	2 East
Lackawana	614	13	48 North	2 East

D-3

Claim Name	M.S. #	Section	Township	Range
Lacrosse	1228	13	48 North	2 East
Last Chance	551	12	48 North	2 East
Likely	1298	12	48 North	2 East
Lilly	2587	12	48 North	2 East
Lincoln	2187	12	48 North	2 East
Lucia	3390	14	48 North	2 East
Lucky Chance	1349	18	48 North	3 East
Maine	2626	11	48 North	2 East
Manchester	2966	11	48 North	2 East
Maple	1229	13	48 North	2 East
Marblehead	3390	10	48 North	2 East
Margaret	3390	14	48 North	2 East
Mashonaland	1227	13	48 North	2 East
Matabelaland	1227	13	48 North	2 East
McClellan	2654	12	48 North	2 East
McClelland	1681	11	48 North	2 East
Miles	2654	12	48 North	2 East
Miners Delight	1228	13	48 North	2 East
Missouri	2080	14	48 North	2 East
Mountain King	1620	14	48 North	2 East
Mountain Queen	1620	14	48 North	2 East
Nancy B.	3390	11	48 North	2 East
Nellie	2583	11	48 North	2 East
Nevada	1466	14	48 North	2 East
New Era	1527	12	48 North	2 East
96	1715	11	48 North	2 East
No. 1	1357	11	48 North	2 East
No. 2	1357	11	48 North	2 East
No. 3	1357	11	48 North	2 East
No. 4	1357	11	48 North	2 East
No Name	1228	13	48 North	2 East
Norman	2368	11	48 North	2 East
Oakland	569	11	48 North	2 East
Offset	1229	13	48 North	2 East
Ollie McMillin	1228	13	48 North	2 East
Ontario Fraction	755	11	48 North	2 East
Oregon	2274	15	48 North	3 East
Overlap	2052	12	48 North	2 East
Oyama	2081	13	48 North	2 East
Olympia	3390	10	48 North	2 East

D-4

Claim Name	M.S. #	Section	Township	Range
Packard	1413	2	48 North	2 East
Phil	3390	14	48 North	2 East
Phillippine	1663	2	48 North	2 East
Pitt	2654	12	48 North	2 East
Princess	1633	11	48 North	2 East
Quaker	1414	2	48 North	2 East
Queen	2511	12	48 North	2 East
Rambler	1041	11	48 North	2 East
Republican Fraction	959	12	48 North	2 East
Roman	2583	11	48 North	2 East
Rookery	1229	13	48 North	2 East
Roy	2624	13	48 North	2 East
Royal Knight	1639	11	48 North	2 East
S-11	2081	13	48 North	2 East
S-12	2081	13	48 North	2 East
S-13	2081	13	48 North	2 East
Sampson	1328	12	48 North	2 East
Sampson	2081	13	48 North	2 East
San Carlos	750	12	48 North	2 East
Sarnia	2081	13	48 North	2 East
Scelinda No. 1	2921	1	48 North	2 East
Scelinda No. 2	2921	1	48 North	2 East
Scelinda No. 3	2921	1	48 North	2 East
Scelinda No. 4	2921	1	48 North	2 East
Scelinda No. 5	2921	1	48 North	2 East
Scelinda No. 7	2921	1	48 North	2 East
Scelinda No. 8	2921	1	48 North	2 East
Schofield	1228	13	48 North	2 East
Skookum	615	12	48 North	2 East
Scorpion Fraction	2072	12	48 North	2 East
Sierra Nevada	554	12	48 North	2 East
Silver	2587	13	48 North	2 East
Silver King	1639	11	48 North	2 East
Sims	2186	12	48 North	2 East
Sold Again Fraction	933	12	48 North	2 East
Southern Beauty	1620	14	48 North	2 East
Spade	2583	12	48 North	2 East
Spokane	2509	12	48 North	2 East
Spruce Fraction	2432	13	48 North	2 East
Stemwinder	1830	12	48 North	2 East

D-5

Claim Name	M.S. #	Section	Township	Range
Stopping	1227	13	48 North	2 East
Stuart No. 2	2966	11	48 North	2 East
Stuart No. 3	2966	11	48 North	2 East
Sugar	2862	11	48 North	2 East
Sullivan	2966	11	48 North	2 East
Summit	1228	13	48 North	2 East
Susie	1229	13	48 North	2 East
Taft	2611	18	48 North	3 East
Teddy	2511	12	48 North	2 East
Timothy Fraction	2274	18	48 North	3 East
Tip Top	1041	11	48 North	2 East
Trump	2624	13	48 North	2 East
Tyler	546	12	48 North	2 East
Utah	1882	12	48 North	2 East
Viola	562	12	48 North	2 East
Washington	2072	12	48 North	2 East
Waverly	1620	14	48 North	2 East
Wheelbarrow	1526	12	48 North	2 East
William Lambert Fraction	1945	2	48 North	2 East
Yale	2611	13	48 North	2 East
Zululand	1227	13	48 North	2 East

This Primary Claims set contains all resource material included in the 2021 PEA Mineral Resource Estimate, as well as those areas listed in the historic 1991 reserves. Due to the inconsistent orientation and nature of the mineralization underlying the above parcels, the Primary Royalty rate will be applied to all extracted and processed mineralized material lying under and within Primary Claims’ area, up to 90 degrees nadir along the Primary Claims’ boundaries.

In order to accommodate the down-dip potential on structures included within the 2021 PEA Mineral Resource Estimate and historic 1991 historic reserves report, all material processed interstitial to existing development, along strike but within the Primary Claims’ boundary restrictions listed in the above paragraph, and continuously down-dip to the termination of the structure, the following zones will constitute Primary Claims and be assigned a 1.85% royalty rate: Shea, Tallon, Ike/Truman, Emery, J, Mac, Francis/FW Francis. These names are taken to be the names used during past production and denote discrete mineralized structures. This rule is added to the overlying royalty rate’s material restrictions to reflect a more typical “Apex Law” situation for tabular mineralized zones and applies only to those structures listed above. Splays and associated structures that connect geologically to those listed above will receive the Primary Royalty rate of the main structure.

D-6

GGS Claims

Claim Name	M.S. #	Section	Township	Range
Adath	2976	22	48 North	2 East
Alykris	2976	22	48 North	2 East
Anna Laura	2976	22	48 North	2 East
Atlas	2976	22	48 North	2 East
Atlas No. 1	2976	22	48 North	2 East
B	2587	24	48 North	2 East
Battleship Oregon	3390	14	48 North	2 East
Black	2081	13	48 North	2 East
Brown	2081	13	48 North	2 East
Charly T.	3390	14	48 North	2 East
E	2587	24	48 North	2 East
Edna	2587	13	48 North	2 East
85	2077	15	48 North	2 East
Fraction	2976	22	48 North	2 East
Gay	2976	22	48 North	2 East
Hoover No. 1	2975	13	48 North	2 East
Hoover No. 2	2975	13	48 North	2 East
Hoover No. 3	2975	13	48 North	2 East
Hoover No. 4	2975	13	48 North	2 East
Hoover No. 5	2975	13	48 North	2 East
Iowa No. 2	2077	15	48 North	2 East
K-1	2080	14	48 North	2 East
K-10	2077	15	48 North	2 East
K-11	2077	15	48 North	2 East
K-12	2077	15	48 North	2 East
K-13	2077	15	48 North	2 East
K-14	2080	14	48 North	2 East
K-15	2080	14	48 North	2 East
K-16	2077	14	48 North	2 East
K-17	2077	15	48 North	2 East
K-2	2080	14	48 North	2 East
K-25	2080	14	48 North	2 East
K-26	2080	14	48 North	2 East
K-27	2080	14	48 North	2 East
K-28	2077	15	48 North	2 East
K-3	2080	14	48 North	2 East
K-30	2077	14	48 North	2 East
K-31	2077	14	48 North	2 East

D-7

Claim Name	M.S. #	Section	Township	Range
K-32	2077	22	48 North	2 East
K-33	2080	23	48 North	2 East
K-34	2080	23	48 North	2 East
K-35	2080	23	48 North	2 East
K-36	2080	23	48 North	2 East
K-37	2080	23	48 North	2 East
K-38	2080	23	48 North	2 East
K-5	2080	14	48 North	2 East
K-7	2080	14	48 North	2 East
K-8	2080	14	48 North	2 East
K-9	2080	14	48 North	2 East
Kansas	2080	14	48 North	2 East
Lilly May	1220	12	48 North	2 East
Little Ore Grande	2977	23	48 North	2 East
Mabundaland	1227	13	48 North	2 East
Medium	2587	13	48 North	2 East
Missouri No. 2	2077	15	48 North	2 East
91	2077	15	48 North	2 East
92	2077	15	48 North	2 East
No. 1	2587	24	48 North	2 East
No. 2	2587	24	48 North	2 East
North Midland	3108	24	48 North	2 East
Orbit	3097	23	48 North	2 East
Ore Grande No. 1	2977	23	48 North	2 East
Ore Grande No. 2	2977	23	48 North	2 East
Ore Grande No. 3	2977	23	48 North	2 East
Ore Grande No. 4	2977	23	48 North	2 East
Ore Grande No. 5	2977	23	48 North	2 East
Ore Shoot	3097	23	48 North	2 East
Oreano	3097	23	48 North	2 East
Orient	3097	23	48 North	2 East
Oriental Orphan	3097	23	48 North	2 East
Orpheum	3097	23	48 North	2 East
Panorama	2976	23	48 North	2 East
Penfield	2587	13	48 North	2 East
Red Deer	2976	22	48 North	2 East
S-10	2081	13	48 North	2 East
Setzer	2976	22	48 North	2 East
Texas	2080	14	48 North	2 East

D-8

The GGS Royalty rate will apply to all GGS Claims either partly or wholly-covered by the ground geophysical survey announced on June 16, 2021

Residual Claims

Claim Name	M.S. #	Section	Township	Range
A	2587	24	48 North	2 East
Alfred	1628	2	48 North	2 East
Anaconda	3361	2	47 North	2 East
Apex No. 2	3361	1	47 North	2 East
Apex No. 3	3361	1	47 North	2 East
Army	3096	22	48 North	2 East
Asset	2611	12	48 North	2 East
Baby (1/6th interest)	2856	3	47 North	2 East
Black Diamond	3423	10	48 North	3 East
Blue Grouse	3361	2	47 North	2 East
Bob White	3361	2	47 North	2 East
Bonanza King Millsite	2868	8	48 North	3 East
Brooklyn	2201	10	48 North	2 East
Butte Fraction	3361	2	47 North	2 East
C	2587	24	48 North	2 East
Carbonate	3423	3	48 North	3 East
Castle	3503	17	48 North	2 East
Childs	2611	12	48 North	2 East
Comstock	1345	18	48 North	3 East
Cougar	3361	2	47 North	2 East
D	2587	24	48 North	2 East
Daisy	1345	18	48 North	3 East
Dandy	1345	18	48 North	3 East
Danish	1503	2	48 North	2 East
East Midland	3108	19	48 North	3 East
Eli	2611	18	48 North	3 East
Enterprise	3423	3	48 North	3 East
Enterprise Extension	3423	10	48 North	3 East
Evening Star	2274	15	48 North	3 East
Evening Star Fraction	2274	15	48 North	3 East
Fairview	621	18	48 North	3 East
Flagstaff No. 3	2921	12	48 North	2 East
Galena	3361	1	47 North	2 East
Gelatin	3423	10	48 North	3 East
Giant	3423	3	48 North	3 East
Good Enough	1628	2	48 North	2 East
Huckleberry No. 2	3361	2	47 North	2 East

D-9

Claim Name	M.S. #	Section	Township	Range
Jackass	586	13	48 North	2 East
Jessie	1345	18	48 North	3 East
Julia	1345	18	48 North	3 East
Justice	1345	18	48 North	3 East
K-18	2077	15	48 North	2 East
K-19	2077	15	48 North	2 East
K-20	2077	15	48 North	2 East
K-21	2077	14	48 North	2 East
K-22	2077	14	48 North	2 East
K-23	2077	15	48 North	2 East
K-29	2077	15	48 North	2 East
K-39	2077	15	48 North	2 East
K-6	2080	14	48 North	2 East
Keystone (1/6th interest)	2856	3	47 North	2 East
L-1	3214	2	48 North	2 East
L-2	3214	9	48 North	2 East
L-3	3214	9	48 North	2 East
Leopard	3361	2	47 North	2 East
Lesley	2977	23	48 North	2 East
Lesley No. 2	2977	23	48 North	2 East
Lesley No. 3	2977	23	48 North	2 East
Long John	3179	7	48 North	3 East
Lydia Fraction	1723	2	48 North	2 East
Lynx	3361	35	47 North	2 East
Mabel	1723	2	48 North	2 East
MacBenn	3361	2	47 North	2 East
Maggie	1628	2	48 North	2 East
Manila	1723	2	48 North	2 East
Marin	3361	2	47 North	2 East
Marko	3051	7	48 North	3 East
Maryland	2274	15	48 North	3 East
McRooney	2966	11	48 North	2 East
Midland	3108	19	48 North	3 East
Midland No. 1	3108	24	48 North	2 East
Midland No. 3	3108	24	48 North	2 East
Midland No. 4	3108	24	48 North	2 East
Midland No. 5	3108	24	48 North	2 East
Midland No. 6	3108	24	48 North	2 East
Midland No. 7	3108	24	48 North	2 East
Midland No. 8	3108	24	48 North	2 East

D-10

Claim Name	M.S. #	Section	Township	Range
Milo Millsite	2869	8, 17	48 North	3 East
Minnesota	2077	15	48 North	2 East
Missing Link	2587	24	48 North	2 East
Monmouth	2274	15	48 North	3 East
Monte Carlo No. 1	3177	18	48 North	3 East
Monte Carlo No. 2	3177	18	48 North	3 East
Monte Carlo No. 3	3177	7, 18	48 North	3 East
Monte Carlo No. 4	3177	7, 18	48 North	3 East
Monte Carlo No. 5	3177	18	48 North	3 East
Navy	3096	22	48 North	2 East
New Jersey	2201	10	48 North	2 East
Nick	2611	18	48 North	3 East
North Wellington	2977	23	48 North	2 East
O.K.	1723	2	48 North	2 East
O.K. Western	1723	2	48 North	2 East
Ophir	1345	18	48 North	3 East
Oracle	3097	23	48 North	2 East
Oregon	2072	12	48 North	2 East
Oregon No. 2	2274	15	48 North	3 East
Ox	2611	18	48 North	3 East
Peak	2587	24	48 North	2 East
Pete	3389	10	48 North	2 East
Pheasant	3361	2	47 North	2 East
Prominade	3389	10	48 North	2 East
Reeves	1412	2	48 North	2 East
Robbin	3361	2	47 North	2 East
Rolling Stone	619	18	48 North	3 East
Rolling Stone	3423	10	48 North	3 East
Ruth	2611	18	48 North	3 East
S-9	2081	19	48 North	3 East
Sam	3389	10	48 North	2 East
Schute Fraction	2201	10	48 North	2 East
Sherman	2611	12	48 North	2 East
Silver Chord	2274	15	48 North	3 East
Silver King Millsite	3563	2	48 North	2 East
Simmons	2611	12	48 North	2 East
Snowline	2587	25	48 North	2 East
Sonora	3361	2	47 North	2 East
Spokane Central No. 1	3472	19	48 North	3 East
Spokane Central No. 2	3472	20	48 North	3 East

D-11

Claim Name	M.S. #	Section	Township	Range
Spokane Central No. 3	3472	20	48 North	3 East
Spokane Central No. 4	3472	20	48 North	3 East
Spokane Central No. 5	3472	20	48 North	3 East
Spring	3298	15	48 North	3 East
Star	2081	13	48 North	2 East
Sullivan Extension	1228	13	48 North	2 East
Sunny	1723	2	48 North	2 East
Switzerland	2966	11	48 North	2 East
V.M. No. 1	3051	7	48 North	3 East
V.M. No. 2	3051	7	48 North	3 East
Van (1/6th interest)	2856	3	47 North	2 East
Venture	3164	2	48 North	2 East
Walla Walla	1345	18	48 North	3 East
Wellington	2977	23	48 North	2 East
Whippoorwill	1723	2	48 North	2 East
Woodrat (1/6th interest)	2856	3	47 North	2 East
Yreka No. 10	2587	19	48 North	3 East
Yreka No. 11	2587	19	48 North	3 East
Yreka No. 12	2587	30	48 North	3 East
Yreka No. 13	2587	30	48 North	3 East
Yreka No. 14	2587	30	48 North	3 East
Yreka No. 15	2587	30	48 North	3 East
Yreka No. 16	2587	30	48 North	3 East
Yreka No. 17	2587	30	48 North	3 East
Yreka No. 18	2587	30	48 North	3 East
Yreka No. 19	2587	30	48 North	3 East
Yreka No. 20	2587	30	48 North	3 East
Yreka No. 21	2587	30	48 North	3 East
Yreka No. 22	2587	24	48 North	2 East
Yreka No. 23	2587	19	48 North	3 East
Yreka No. 24	2587	19	48 North	3 East
Yreka No. 25	2587	24	48 North	2 East
Yreka No. 26	2587	19	48 North	3 East
Zeke	3389	10	48 North	2 East
S-1	2081	18, 19	48 North	3 East
S-2	2081	18	48 North	3 East
S-3	2081	18, 19	48 North	3 East
S-4	2081	19	48 North	3 East
S-5	2081	19	48 North	3 East
S-6	2081	19	48 North	3 East

D-12

Claim Name	M.S. #	Section	Township	Range
S-7	2081	19	48 North	3 East
S-8	2081	18, 19	48 North	3 East
Butte	1220	11	48 North	2 East
Apex	1041	11	48 North	2 East
Blue Bird	1229	13	48 North	2 East
Saxon	2067	11	48 North	2 East
Link	2123	12	48 North	2 East
Spur	2124	12	48 North	2 East
Spear	2496	12	48 North	2 East
Marion	2583	11	48 North	2 East
Ben Herr	2599	12	48 North	2 East
Kruger	2599	12	48 North	2 East
Philippine	2599	12	48 North	2 East
Hough	2611	12	48 North	2 East
California	2627	11	48 North	2 East
Check	2840	1	48 North	2 East
Florence	2862	11	48 North	2 East
Billy	3111	11	48 North	2 East
Lucky	3470	13	48 North	2 East
Moat	3503	17	48 North	3 East
Bunker Hill	579	12	48 North	2 East
Sullivan	580	13	48 North	2 East
Important Fraction	581	13	48 North	2 East
Phil Sheridan	604	13	48 North	2 East
Reed Fraction	607	13	48 North	2 East
Bunker Hill Millsite	608	13	48 North	2 East
Small Hopes	609	13	48 North	2 East
Bottom Dollar Fraction	629	13	48 North	2 East
Chestnut Fraction	632	13	48 North	2 East
Emma	703	12	48 North	2 East
Last Chance Millsite	703	12	48 North	2 East
Ontario	755	11	48 North	2 East
Carbonate	764	11	48 North	2 East
Silver Casket	790	11	48 North	2 East
Turkey Buzzard	836	13	48 North	2 East
Snowslide Fraction	837	13	48 North	2 East
Silver	1085	12	48 North	2 East
Johnnesburg	1192	12	48 North	2 East
Puritan	1328	12	48 North	2 East
No. 5	1357	11	48 North	2 East
Omaha	1409	12	48 North	2 East
Legal Tender	1639	11	48 North	2 East
Triangle Fraction	2065	13	48 North	2 East

D-13

Claim Name	BLM Serial #	Section	Township	Range
BHM 1	ID106709778	1	48 North	2 East
BHM 2	ID106709779	1	48 North	2 East
BHM 3	ID106709780	1	48 North	2 East
BHM 4	ID106709781	1	48 North	2 East
BHM 5	ID106709782	1	48 North	2 East
BHM 6	ID106709783	1	48 North	2 East
BHM 7	ID106709784	1	48 North	2 East
BHM 8	ID106709785	1	48 North	2 East
NBH 1	ID106715514	11	48 North	2 East
NBH 2	ID106715515	11	48 North	2 East
NBH 3	ID106715516	11	48 North	2 East
NBH 4	ID106715517	11	48 North	2 East
NBH 5	ID106715518	11	48 North	2 East
NBH 6	ID106715519	11	48 North	2 East
NBH 7	ID106715520	11	48 North	2 East
NBH 8	ID106715521	11	48 North	2 East
NBH 9	ID106715522	1	48 North	2 East
NBH 10	ID106715523	1	48 North	2 East
NBH 11	ID106715524	1	48 North	2 East
NBH 12	ID106715525	1	48 North	2 East
NBH 13	ID106715526	1	48 North	2 East
NBH 14	ID106715527	1	48 North	2 East
NBH 15	ID106715528	1	48 North	2 East
NBH 16	ID106715529	12	48 North	2 East
NBH 17	ID106715530	12	48 North	2 East
NBH 18	ID106715531	7	48 North	3 East
NBH 19	ID106715532	12	48 North	2 East
NBH 20	ID106715533	18	48 North	3 East
NBH 21	ID106715534	7	48 North	3 East
NBH 22	ID106715535	17	48 North	3 East
NBH 23	ID106715536	18	48 North	3 East
NBH 24	ID106715537	17	48 North	3 East
NBH 25	ID106715538	18	48 North	3 East

D-14

Claim Name	BLM Serial #	Section	Township	Range
NBH 26	ID106715539	18	48 North	3 East
NBH 27	ID106715540	18	48 North	3 East
NBH 28	ID106715541	18	48 North	3 East
NBH 29	ID106715542	35	48 North	2 East
NBH 30	ID106715543	35	48 North	2 East
NBH 31	ID106715544	35	48 North	2 East
NBH 32	ID106715545	35	48 North	2 East
NBH 33	ID106715546	35	48 North	2 East
NBH 34	ID106715547	35	48 North	2 East
NBH 35	ID106715548	35	48 North	2 East
NBH 36	ID106715549	35	48 North	2 East
NBH 37	ID106715550	35	48 North	2 East
NBH 38	ID106715551	36	48 North	2 East
NBH 39	ID106715552	2	47 North	2 East
NBH 40	ID106715553	2	47 North	2 East
NBH 41	ID106715554	2	47 North	2 East
NBH 42	ID106715555	2	47 North	2 East
NBH 43	ID106715556	1	47 North	2 East
NBH 44	ID106715557	1	47 North	2 East
NBH 45	ID106715558	1	47 North	2 East
NBH 46	ID106715559	3	47 North	2 East
NBH 47	ID106715560	2	47 North	2 East
NBH 48	ID106715561	3	47 North	2 East
NBH 49	ID106715562	2	47 North	2 East
NBH 50	ID106715563	1	47 North	2 East
NBH 51	ID106715564	1	47 North	2 East
NBH 52	ID106715565	1	47 North	2 East
NBH 53	ID106715566	2	47 North	2 East
NBH 54	ID106715567	2	47 North	2 East
NBH 55	ID106715568	2	47 North	2 East
NBH 56	ID106715569	2	47 North	2 East
NBH 57	ID106715570	1	47 North	2 East
NBH 58	ID106715571	1	47 North	2 East
NBH 59	ID106715572	1	47 North	2 East
NBH 60	ID106715573	1	47 North	2 East
NBH 61	ID106715574	2	47 North	2 East
NBH 62	ID106715575	2	47 North	2 East
NBH 63	ID106715576	2	47 North	2 East
NBH 64	ID106715577	2	47 North	2 East
NBH 65	ID106715578	2	47 North	2 East
NBH 66	ID106715579	11	47 North	2 East
NBH 67	ID106715580	2	47 North	2 East
NBH 68	ID106715581	1	47 North	2 East
NBH 69	ID106715582	1	47 North	2 East
NBH 70	ID106715583	1	47 North	2 East

EXHIBIT “E”

[Reserved].

EXHIBIT “F”

REPORTS

1.	Defined Terms. In addition to the definitions set out in Exhibit “A” and the meanings given to terms in the preamble and recitals to this Agreement, the following capitalized terms have the meanings set out below in this Exhibit “F”:

“Commercial Production Date” means the date on which the board of directors of BH Borrower file a public press release announcing that commercial production at the Mine has occurred.

“Cost to Complete” means, as at any date, the sum at such date of (i) Project Costs remaining to be paid by the Obligors to construct and develop the Mine in accordance with the Project Financial Plan and for the Obligors to achieve positive cash flow; plus (ii) all interest and principal repayments under Indebtedness of the Obligors (on a consolidated basis) due on or prior to completion of such construction and development and achievement.

“Cost to Complete Test” means, as of any date, the determination that as of such date the Cost to Complete shall not exceed the sum of (i) net working capital; plus (ii) reasonably projected operating cash flow of the Obligors (on a consolidated basis) after deducting sustaining capital costs and taking into account any payment obligations to the Sprott Entities under the Sprott Royalty Agreements; plus (iii) the amount of the EXIM Term Loan, if any, committed to be provided to the Obligors by EXIM Bank that remains available to be drawn down by the Obligors, in each case, calculated with respect to the Obligors on a consolidated and a pro forma basis.

“Material Contracts” means any contract or agreement entered into by an Obligor or its Affiliates and that is material to the construction, development, operation or ownership of the Mine or that would have a Material Adverse Effect if it was terminated or suspended or any party thereto failed to perform its obligations thereunder, including: (i) any engineering, procurement and construction management agreement; (ii) the EPA Settlement Agreement; and (iii) any agreement for the purchase or lease of major mill and process components having an individual value of $1,000,000 or more.

“Materials” means any and all tailings, residues, waste rock, spoiled leach materials, bulk samples, and other materials.

“Mineral Processing Facilities” means any crusher, mill, ore concentrator, processing plant, smelter, refinery or other processing facility to be developed, constructed, owned or operated by any Obligor or an Affiliate of an Obligor located on or near the Property and at which Products are processed.

“Monthly Construction Report” means a written report in relation to each calendar month with respect to the Project to be prepared by or on behalf of SV Borrower for each month until the Commercial Production Date, which shall include all of the information contained in the monthly reports prepared and provided to the board of directors of BH Borrower with respect to the Project and, to the extent not contained in such reports, will also contain for such month a full description of the activity and capital spend at the Project including but not limited to:

(a)	S curves;

(b)	a breakdown of actual Project Costs incurred compared to budgeted Project Costs;

F-2

(c)	Project Costs remaining to be spent, actual Project Costs incurred but not yet paid, capital remaining to cover Project Costs incurred and not yet paid and an estimate of Project Costs remaining to be incurred;

(d)	the percentage completion (both on a funding and time basis) compared to the Project Financial Plan of the critical path milestones of construction with details and explanations of any delays;

(e)	the then anticipated date of Commercial Production Date;

(f)	a listing of all contracts entered into and values and timeframes compared to budget;

(g)	status of Authorizations required to operate the Mine;

(h)	details of personnel including number of people hired, number of employees and contractors on site, in each case, compared to budget;

(i)	material violations of Obligors’ obligations under the Authorizations or the EPA Settlement Agreement or any other associated environmental or community-related commitments;

(j)	a report on occupational health and safety status and issues including the occurrence and outcome of Mine Safety and Health Administration (Idaho) inspections;

(k)	a report on any Liens, other than Permitted Liens, placed on the Collateral and having an individual value of greater than US$500,000.

“Monthly Report” means a written report in relation to each calendar month with respect to the Mine to be prepared by or on behalf of SV Borrower for each month following the first shipment of Products to a Processor, which shall include all of the information contained in the monthly reports prepared and provided to the board of directors of BH Borrower with respect to the Mine (except to the extent that such information is contained in the Monthly Construction Report being provided to the Lender for the month in question) and, to the extent not contained in such reports, will also contain for such month and the ensuing months forecasted until the end of the fiscal year for the Mine:

(a)	estimated tonnes of mined ore (including ore, low-grade ore and waste), and estimated mined silver, zinc and lead grades;

(b)	estimated tonnes of stockpiled ore and estimated silver, zinc and lead grades and waste;

(c)	tonnes of Products processed and all other minerals processed, and resulting dry concentrates from the Mineral Processing Facilities or other processing facilities together with corresponding recovery percentages for silver, zinc and lead and silver, zinc and lead grades and, if applicable, doré weight (and, with respect to doré, estimated silver content);

(d)	if applicable, estimated tonnes of concentrates produced during such month, but not delivered to a Processor by the end of such month, and inventory of concentrates at the end of such month;

F-3

(e)	realized prices of the Recovered Metals and other revenues generated from the production of Products; and

(f)	with respect to (a) - (d), above, a forecast for the remainder of the calendar year as well as estimated deliveries for the same period.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, or any successor instrument, rule or policy.

“Operating Costs” means, for any period, the aggregate of all operating costs of the Obligors and its Affiliates during such period including the costs of developing, operating, maintaining or protecting the Project (including the Project Assets), the costs of mining, milling, processing, loading, transporting, refining or delivering minerals recovered from the Mine, general administration costs and expenses of the Obligors and its Affiliates, maintenance and reclamation costs of the Project, amounts payable to the EPA or any other Governmental Authority (including all profit, income, property and other Taxes), maintenance of Mining Rights and Authorizations costs and royalty payments.

“Processor” means (i) any Person that is not an Obligor or an Affiliate of an Obligor that purchases Products from the Obligors or is the recipient of the entitlement to, or benefit of, Products from an Obligor (including where a Governmental Authority levies a Tax payable by way of delivery of Products or otherwise obtains Products from an Obligor); or (ii) any Person that takes delivery of Products for the purpose of smelting, refining or other beneficiation of such Products for the benefit of an Obligor.

“Project Costs” means all costs and expenses that are or are expected to be incurred by the Obligors or any Affiliates thereof for the construction and development of the Mine in accordance with the Project Financial Plan in order to achieve the Commercial Production Date.

“Project Financial Plan” means, collectively, the financial model dated April 4, 2023 for the Project, BH Borrower and its Subsidiaries, for the life of Mine that includes all costs expected to be incurred in the construction and development of the Mine, including a detailed breakdown of the capital expenditures relating to the Project and the cost to acquire, demobilize and re-assemble the processing plant at the Mine site, all of the Obligors and its Affiliates’ administration and management costs, all costs payable by each of the Obligors and its Affiliates for legal, technical, financial and other advisers, all EPA settlement costs including the costs of providing the Financial Assurances (under and as defined in the EPA Settlement Agreement) and a financing plan including finance and insurance costs and Taxes, as such financial model may be amended or supplemented from time to time with the prior written consent of the applicable Sprott Entity, such consent not to be unreasonably withheld, conditioned or delayed.

F-4

“Quarterly Report” means a written report in relation to each quarter with respect to the development, operation and maintenance of the Mine to be prepared by or on behalf of SV Borrower for each quarter following the first shipment of Products to a Processor, which shall include all of the information contained in the quarterly reports prepared and provided to the board of directors of BH Borrower with respect to the operation of the Mine (except to the extent that such information is contained in the Monthly Report provided to a Sprott Entity for the last month of the Fiscal Quarter in question) and, to the extent not contained in such reports, will also contain for such quarter and quarters forecasted until the end of the fiscal year for the Mine:

(a)	actual Operating Costs by category, capital expenditures by category and finance costs (including debt service costs and monetary obligations under any capital or financing leases) as against the operating budget for the quarter and on a cumulative basis since the beginning of the fiscal year;

(b)	realized prices of the Recovered Metals and other revenues generated from the production of Products;

(c)	any Authorizations required in connection with the operation of the Mine that expire within the next 12 months;

(d)	forecasted monthly cash flow model for the remainder of the year and quarterly forecasts for the following two years;

(e)	a report on occupational health and safety status and issues including the occurrence and outcome of any Mine Safety and Health Administration (Idaho) inspections;

(f)	copies of any notices received from any Governmental Authority related to environmental, social or governance matters;

(g)	any material deviations from the then current life of mine plan;

(h)	material violations of SV Borrower’s obligations under the Authorizations or the EPA Settlement Agreement or any other associated environmental or community-related commitments; and

(i)	a report on any Liens, other than Permitted Liens, placed on the Collateral and having an individual value of greater than US$500,000.

“Recovered Metals” means any and all lead, zinc and silver in whatever form or state that is mined, produced, extracted or otherwise recovered from the Property, including any lead, zinc and silver derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Property, and including lead, zinc and silver contained in any ore or other products resulting from the further milling, processing or other beneficiation of Products, including concentrates.

“Reserves” means proven and probable reserves as defined and incorporated under NI 43-101.

“Resources” means measured, indicated and inferred resources as defined and incorporated under NI 43-101.

2.	Reporting Requirements. From and after the date hereof, the Obligors shall deliver to the Lender:

(a)	a Monthly Construction Report to be provided within 15 Business Days after the end of each calendar month;

(b)	commencing with the month in which Products are first shipped to a Processor, a Monthly Report to be provided within 15 Business Days after the end of each calendar month; provided that, for each month that is the last month of a fiscal quarter for which a Quarterly Report is required to be provided pursuant to Section 2(d) below, the information required to be contained in the Monthly Report for such month may be included in such Quarterly Report;

F-5

(c)	until the Commercial Production Date, quarterly progress reports, in form and substance satisfactory to the Lender, acting reasonably, as soon as reasonably practicable following the end of each quarter in no event later than 15 Business Days following the end of each quarter, which reports shall include a report on the financial status of BH Borrower and status of the Project, including (i) detailed listing of actual costs incurred vs. budget for the most recent quarter and on a cumulative basis in respect of the Mine; (ii) financial forecast that presents the sources and uses of cash during the remainder of the expected construction and development period in respect of the Project and the first five years of expected production; (iii) listing of any Authorizations required for the construction, development or operation of the Mine that will expire within the next 12 months; (iv) an update on the construction and development in respect of the Mine; (v) an updated estimate of the reasonably expected total capital required to achieve the Commercial Production Date; and (vi) the information contained in the Monthly Construction Report presented for the quarter;

(d)	commencing with the Fiscal Quarter in which Products are first shipped to a Processor, a Quarterly Report to be provided within 20 Business Days after the end of each fiscal quarter;

(e)	promptly upon preparation thereof, reasonably detailed environmental reports and reports on occupational health and safety and community matters;

(f)	annual Reserve and Resource reports prepared in accordance with NI 43-101 (as and when prepared);

(g)	annual reports detailing reconciliation of resource model, mine grade control and process facilities;

(h)	any other material engineering or economic studies (as and when prepared);

(i)	within five (5) Business Days of the end of each six month period ending June 30 and December 31 of each calendar year, a list of the Mining Rights underlying the Property or any changes from the prior list delivered in accordance with this Section 2(i);

(j)	copies of all reports prepared by management or advisers to any Obligor or its Affiliates (i) that are given to the board of directors of BH Borrower within 5 days of sending any such report to the directors, or (ii) that are delivered to any other secured creditor of an Obligor, concurrently with delivery to such other secured creditor;

(k)	copies of all Material Contracts (and amendments thereto), studies or reports relating to the Real Property, the Mine or the Products that may be reasonably requested by the Lender and promptly following the receipt thereof copies of any notice of default, termination or enforcement action under any such contract or occurrence of any other material event in respect of the Real Property or the Mine;

(l)	notice of any other material event concerning the Mine, the Project Assets or the Obligors including any force majeure, labour or civil disruption, actual or threatened material legal action, actual or threatened withdrawal of any material permit or third-party approval, any material human rights, community, health and safety, other social, animal welfare, conservation, other environmental, or corporate governance controversies or initiatives or any change in law materially impacting the Real Property or the Mine;

F-6

(m)	within 45 days following the end of each quarter of each fiscal year and to the extent prepared by management, SV Borrower shall provide the Lender with a copy of the unaudited financial statements of SV Borrower (on an unconsolidated basis) for such quarter;

(n)	(i) within 45 days following the end of each of the first three fiscal quarters of each fiscal year, BH Borrower shall provide the Lender with a copy of its unaudited financial statements and management discussion and analysis thereof on a consolidated basis for that quarter, and (ii) within 60 days following the end of each fiscal year, BH Borrower shall provide the Lender with a draft of its unaudited financial statements on a consolidated basis for that fiscal year;

(o)	within 90 days of the end of each fiscal year and to the extent prepared by management, SV Borrower shall deliver to the Lender its unaudited, unconsolidated financial statements and management discussion and analysis thereof for such year and to the extent prepared and delivered to any lender or other third party, its audited unconsolidated financial statements and management discussion and analysis thereof for such year;

(p)	within 120 days following the end of each fiscal year, BH Borrower shall provide the Lender with a copy of its audited financial statements and management discussion and analysis thereof on a consolidated basis for that year;

(q)	promptly after the annual operating budget for the Obligors is presented to the board of directors of any of the Obligors, and in any event at least 10 Business Days prior to the beginning of each fiscal year, SV Borrower shall provide to the Lender such annual operating budget approved by the board of directors for the upcoming fiscal year, including:

(i)	estimates of Operating Costs by category, capital expenditures by category and finance costs (including debt service costs and monetary obligations under any capital or financing leases) for the upcoming calendar year (to be set out on a monthly basis);

(ii)	a revenue projection for the upcoming year; and

(iii)	an updated 5 year business plan for the upcoming year and the four calendar years thereafter;

(r)	promptly after the life of mine plan for the Mine is presented to the board of directors of any Obligor, and in any event once every 12 months, and promptly whenever an update to any such life of mine plan is adopted by management of any Obligor, SV Borrower shall provide to the Lender such life of mine plan or updated life of mine plan approved by the board of directors, as applicable, including:

(i)	the annual production forecast for silver, lead and zinc from the Property during the upcoming calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

F-7

(ii)	the amounts of Recovered Metals as forecast for the upcoming calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

(iii)	a list of assumptions used in developing the forecasts referred to in paragraphs (i) and (ii), including the types, tonnages, metal grade and metal recoveries of ore from the Property and the operating costs and sustaining capital during the applicable forecast period in the case of the production forecast; and

(iv)	a statement setting out the silver, lead and zinc Reserves and Resources for the Mine and the assumptions used;

(s)	SV Borrower shall notify and consult with the Lender regarding any matter concerning the Property that has or is reasonably likely to have a Material Adverse Effect. SV Borrower shall seek to comply with this Section 2(s), to the extent reasonably practicable and subject to requirements of Applicable Law, prior to any public announcement regarding the matter.

(t)	SV Borrower shall notify and consult with the Lender regarding any changes or material communications with the EPA in connection with the EPA Settlement Agreement or with the surety bond or letter of credit providers of Financial Assurances required under the EPA Settlement Agreement;

(u)	SV Borrower shall provide the Lender with immediate written notice if:

(i)	it becomes aware that as of the most recently completed calendar month end, except for a shortfall not to exceed US$5,000,000, the Cost to Complete Test has not been satisfied or that the Cost to Complete has increased by more than 10% since the date hereof or any time that the Cost to Complete has increased by more than 5% thereafter together with a reasonably detailed explanation of the reasons therefor;

(ii)	it suffers or incurs, or expects to suffer or incur, an Insolvency Event or any other Event of Default; or

(iii)	it becomes, or expects to become, unable to pay its debts, expenses and liabilities as they become due in the ordinary course of its business;

(v)	Each time an Obligor establishes a mineral resource or a mineral reserve estimate on any part of the Property or establishes a new mineral resource or a new mineral reserve estimate which is a material change to the prior mineral resource or mineral reserve estimate, the Obligors shall promptly provide the Lender with such estimate.

To the extent any of the information in Sections 2(a) through (p), inclusive, or (v) is published publicly on BH Borrower’s SEDAR+ profile or website, such publication shall constitute provision of such information to the Lender.